ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

BLUEGREEN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2009	December 31, 2010
	As Adjusted (Note 1)	As Adjusted (Note 1)
ASSETS

Unrestricted cash and cash equivalents	$70,491	$72,085
Restricted cash ($5,198 and $41,243 held by VIEs at December 31, 2009 and December 31, 2010, respectively)	23,908	53,922
Contracts receivable	4,826	1,843
Notes receivable including gross securitized notes of $169,041 and $533,479 (net of allowance of $46,826 and $143,160 at December 31, 2009 and 2010, respectively)	309,307	568,985
Prepaid expenses	7,884	4,882
Other assets	35,054	54,947
Inventory	370,470	337,684
Retained interests in notes receivable sold	78,313	—
Property and equipment, net	79,412	73,815
Assets held for sale	151,600	87,769
Total assets	$1,131,265	$1,255,932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$14,846	$8,243
Accrued liabilities and other	51,083	60,518
Deferred income	14,883	17,550
Deferred income taxes	87,797	25,605
Receivable-backed notes payable - recourse ($0 and $22,759 held by VIEs at December 31, 2009 and 2010, respectively)	111,526	135,660
Receivable-backed notes payable - non-recourse (held by VIEs)	131,302	436,271
Lines-of-credit and notes payable	185,781	142,120
Junior subordinated debentures	110,827	110,827
Total liabilities	$708,045	$936,794

Commitments and contingencies (Note 12)

Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 140,000 shares authorized; 34,099 and 34,083 shares issued at December 31, 2009 and 2010, respectively	341	341
Additional paid-in capital	187,006	189,580
Treasury stock, 2,756 common shares at both December 31, 2009 and 2010, at cost	(12,885)	(12,885)
Accumulated other comprehensive loss, net of income taxes	(608)	—
Retained earnings	212,376	107,129
Total Bluegreen Corporation shareholders’ equity	386,230	284,165
Non-controlling interest	36,990	34,973
Total shareholders’ equity	423,220	319,138
Total liabilities and shareholders’ equity	$1,131,265	$1,255,932

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,

	2008	2009	2010
	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)
Revenues:
Gross sales of VOI	$495,612	$232,960	$219,929
Estimated uncollectible VOI notes receivable	(75,847)	(31,205)	(94,164)
Gains on sales of VOI notes receivable	8,245	—	—
Sales of VOIs	428,010	201,755	125,765

Other resorts operations revenues	58,643	57,014	67,036
Fee-based sales commission revenue	—	20,057	52,966
Interest income	57,831	69,337	106,463
	544,484	348,163	352,230

Costs and expenses:
Cost of VOIs sold	98,727	66,589	29,015
Cost of other resort operations	42,148	39,677	44,040
Selling, general and administrative expenses	346,058	174,329	201,554
Interest expense	20,888	32,198	61,545
Other expense, net	1,637	1,810	2,839
Restructuring charges	15,617	—	—
Goodwill impairment charges	8,502	—	—
	533,577	314,603	338,993

Income before non-controlling interest, provision for income taxes, and discontinued operations	10,907	33,560	13,237
Provision for income taxes	1,251	6,024	2,739
Income from continuing operations	9,656	27,536	10,498
Loss from discontinued operations, net of income taxes	(3,077)	(23,636)	(46,370)
Net income (loss)	6,579	3,900	(35,872)
Less: Net income attributable to non-controlling interest	7,095	7,472	8,094
Net loss attributable to Bluegreen Corporation	$(516)	$(3,572)	$(43,966)

(Loss) income attributable to Bluegreen Corporation per common share - Basic
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.08	$0.65	$0.08
Loss per share from discontinued operations	(0.10)	(0.76)	(1.49)
Loss per share attributable to Bluegreen shareholders	$(0.02)	$(0.11)	$(1.41)

(Loss) income attributable to Bluegreen Corporation per common share - Diluted
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.08	$0.65	$0.08
Loss per share from discontinued operations	(0.10)	(0.76)	(1.47)
Loss per share attributable to Bluegreen shareholders	$(0.02)	$(0.11)	$(1.40)

Weighted average number of common shares:
Basic	31,241	31,088	31,165
Diluted	31,464	31,100	31,469

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

			Equity Attributable to Bluegreen Shareholders

Common Shares Issued		Total	Common Stock	Additional Paid-in- Capital	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Income (Loss), net of Income Taxes	Equity Attributable to Non- Controlling Interests

33,957	Balance at December 31, 2007	$407,531	$339	$178,144	$209,702	$(12,885)	$9,808	$22,423
—	Net income (loss)	6,579	—	—	(516)	—	—	7,095
—	Other comprehensive loss	(6,635)	—	—	—	—	(6,635)	—
—	Stock compensation	4,378	—	4,378	—	—	—	—
39	Shares issued upon exercise of stock options	132	—	132	—	—	—	—
33,996	Balance at December 31, 2008	411,985	339	182,654	209,186	(12,885)	3,173	29,518
—	Net income (loss)	3,900	—	—	(3,572)	—	—	7,472
—	Other comprehensive income	405	—	—	—	—	405	—
—	Stock compensation	4,404	—	4,404	—	—	—	—
103	Vesting of restricted stock	2	2	—	—	—	—	—
—	Stock issuance costs	(52)	—	(52)	—	—	—	—
—	Cummulative effect (See Note 5)	2,576	—	—	6,762	—	(4,186)	—
34,099	Balance at December 31, 2009	423,220	341	187,006	212,376	(12,885)	(608)	36,990
—	Impact of adoption of ASU 2009-16 and 2009-17	(60,673)	—	—	(61,281)	—	608	—
34,099	Balance at January 1, 2010	362,547	341	187,006	151,095	(12,885)	—	36,990
—	Net income (loss)	(35,872)	—	—	(43,966)	—	—	8,094
—	Member distibution to non-controlling interest holder	(10,111)	—	—	—	—	—	(10,111)
(16)	Stock compensation	2,574	—	2,574	—	—	—	—
34,083	Balance at December 31, 2010	$319,138	$341	$189,580	$107,129	$(12,885)	$—	$34,973

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010

Operating activities:
Net income (loss)	$6,579	$3,900	$(35,872)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Non- cash communities inventory impairment	5,204	13,159	54,564
Other non-cash charges	—	—	1,623
Non-cash stock compensation expense	4,378	4,406	2,574
Depreciation and amortization	15,084	15,579	14,910
Gain on sales of notes receivable	(8,245)	—	—
Loss on disposal of property and equipment	5,140	173	427
Loss on sales of golf courses	—	10,544	—
Estimated uncollectible notes receivable	76,079	31,641	94,554
Benefit for deferred income taxes	(2,804)	(3,409)	(27,238)
Interest accretion on retained interests in notes receivable sold	(17,729)	(19,186)	—
Proceeds from sales of notes receivable	55,705	—	—
Goodwill impairment	8,502	—	—
Changes in operating assets and liabilities:
Contracts receivable	13,080	2,626	2,983
Notes receivable	(313,661)	(21,332)	23,033
Prepaid expenses and other assets	3,898	(5,080)	(2,840)
Changes in restricted cash	(1,754)	(2,694)	6,504
Inventory	(53,470)	6,178	27,090
Accounts payable, accrued liabilities and other	(26,407)	(21,930)	1,628
Net cash (used in) provided by operating activities	(230,421)	14,575	163,940

Investing activities:
Cash received from retained interests in notes receivable sold	44,884	43,741	—
Business acquisitions	(6,105)	—	(2,208)
Purchases of property and equipment	(22,883)	(7,521)	(3,702)
Proceeds from sales of property and equipment	58	13	—
Proceeds from sales of golf courses, net	—	9,414	—
Net cash provided by (used in) investing activities	15,954	45,647	(5,910)

Financing activities:
Proceeds from borrowings collateralized by notes receivable	287,478	81,683	196,985
Payments on borrowings collateralized by notes receivable	(94,964)	(90,180)	(279,383)
Proceeds from borrowings under line-of-credit facilities and notes payable	105,832	11,861	—
Payments under line-of-credit facilities and notes payable	(90,907)	(48,944)	(56,861)
Payments on 10.50% senior secured notes	(55,000)	—	—
Payments of debt issuance costs	(3,056)	(4,660)	(7,066)
Stock issuance cost	—	(52)	—
Distributions to non-controlling interests	—	—	(10,111)
Proceeds from exercise of employee and director stock options	132	—	—
Net cash provided by (used in) financing activities	149,515	(50,292)	(156,436)
Net increase (decrease) in cash and cash equivalents	(64,952)	9,930	1,594
Unrestricted cash and cash equivalents at beginning of period	125,513	60,561	70,491
Unrestricted cash and cash equivalents at end of period	$60,561	$70,491	$72,085

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(in thousands)

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Supplemental schedule of non-cash operating, investing and financing activities:
Inventory acquired through financing	$10,132	$—	$13,200

Property and equipment acquired through financing	$4,639	$—	$—
Retained interests in notes receivable sold	$9,624	$(11,078)	$—
Net change in unrealized gains and losses in retained interests in sold notes receivable sold	$(10,391)	$369	$—

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$21,813	$36,372	$56,927
Income taxes paid	$5,390	$2,475	$1,666

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Organization

We are a sales, marketing and management company, primarily focused on the vacation ownership industry. Our business has historically been conducted through two operating segments – our resorts business segment (“Bluegreen Resorts”) and our residential communities business segment (“Bluegreen Communities”). Subsequent to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Annual Report”), our Board of Directors made a determination to seek to sell Bluegreen Communities, or all or substantially all of its assets. As a consequence, it was determined that Bluegreen Communities, which had previously been presented as a separate reporting segment, met the criteria for classification as a discontinued operation and the majority of Bluegreen Communities assets met the criteria for classification as “assets held for sale.” The consolidated financial statements and the notes to consolidated financial statements presented herein have been recast solely to reflect, for all periods presented, the adjustments resulting from these changes in classification. Accordingly, where applicable, the consolidated financial statements and the notes to consolidated financial statements presented herein have been labeled “As Adjusted.” Please see Note 16 for further information.

Except as described above, the financial information contained in the consolidated financial statements and the notes to consolidated financial statements presented herein does not reflect events occurring after March 31, 2011, the date we filed the Annual Report, and does not modify or update those disclosures that may have been affected by subsequent events. For a discussion of other events and developments relating to our Company which occurred subsequent to the filing date of the Annual Report, as well as further information regarding the sales process with respect to Bluegreen Communities, including the Purchase and Sale Agreement entered into during October 2011 which, subject to the terms and conditions thereof, provides for the sale of substantially all of the assets that comprise Bluegreen Communities, please refer to the reports and other information we filed with SEC since the filing date of the Annual Report, including, but not limited to, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011.

Our continuing operations relate to Bluegreen Resorts, which markets, sells and manages real estate-based vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by us or developed by others, in which case we earn fees for providing these services. VOIs in our resorts and those sold by us on behalf of others typically entitle the buyer to use resort accommodations through an annual or biennial allotment of “points” which represent their ownership and beneficial use rights in perpetuity in the Bluegreen Vacation Club (supported by an underlying deeded VOI held in trust for the buyer). Members of the Bluegreen Vacation Club may stay in any of our 56 resorts or take advantage of an exchange program offered by a third-party world-wide vacation ownership exchange network of over 4,000 resorts and other vacation experiences such as cruises and hotel stays. Our other resort operations consist primarily of revenues from resort property and homeowners’ association management services, VOI title services and resort amenity operations. We also generate significant interest income by providing financing to individual purchasers of VOIs.

Bluegreen Communities acquires, develops and subdivides property and markets residential homesites, the majority of which are sold directly to retail customers who seek to build a home generally in the future, in some cases on properties featuring a golf course and other related amenities. Bluegreen Communities also has realty and daily-fee golf course operations. As described above, Bluegreen Communities is classified as a discontinued operation for all periods presented in the accompanying consolidated financial statements. See Note 16 for additional information.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the accounts of all of our wholly-owned subsidiaries, entities in which we hold a controlling financial interest, and variable interest entities for which we are the primary beneficiary. The only non-wholly owned subsidiary that we consolidate is Bluegreen/Big Cedar Vacations, LLC (the “Bluegreen/Big Cedar Joint Venture”), as we hold a 51% equity interest in the Bluegreen/Big Cedar Joint Venture, have an active role as the day-to-day manager of the Bluegreen/Big Cedar Joint Venture’s activities, and have majority voting control of the Bluegreen/Big Cedar Joint Venture’s management committee. We do not consolidate our statutory business trusts formed to issue trust preferred securities as these entities represent variable interest entities in which we are not the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Consolidations (Topic 810). The statutory business trusts are accounted for under the equity method of accounting. We have eliminated all significant intercompany balances and transactions in consolidation.

On January 1, 2010, we adopted Accounting Standards Update (“ASU”) No. 2009-16, Transfers and Servicing (“ASC 860”): Accounting for Transfers of Financial Assets (“ASU 2009-16”) and ASU No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”). The adoption of these standards resulted in our consolidation, on January 1, 2010, of seven special purpose finance entities associated with past securitization transactions. See Note 2 below for more information. Prior to January 1, 2010, in accordance with then-prevailing generally accepted accounting principles (“GAAP”), we did not consolidate these special purpose finance entities in our financial statements because the securitization transactions qualified as sales of financial assets.

As described above and further in Note 16, the operating results of Bluegreen Communities are classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

We invest cash in excess of our immediate operating requirements in short-term time deposits and money market instruments generally with original maturities at the date of purchase of three months or less. We maintain cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Canada and Aruba. Our investment policy is designed to limit exposure to any one institution. However, a significant portion of our unrestricted cash is maintained with a single bank and, accordingly, we are subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining our deposits are performed to evaluate and mitigate, if necessary, credit risk.

Restricted cash consists primarily of customer deposits held in escrow accounts and cash collected on pledged notes receivable not yet remitted to lenders.

Revenue Recognition and Contracts Receivable

In accordance with requirements of ASC 970, Real Estate (“ASC 970”), we recognize revenue on VOI and homesite sales when a minimum of 10% of the sales price has been received in cash (demonstrating the buyer’s commitment), the legal rescission period has expired, collectibility of the receivable representing the remainder of the sales price is reasonably assured and we have completed substantially all of our obligations with respect to any development related to the real estate sold. As further disclosed in Note 16, the revenues of Bluegreen Communities, which include homesite sales, are included within the results of discontinued operations for all periods presented in the accompanying consolidated statements of operations.

We believe that we use a reasonably reliable methodology to estimate the collectibility of the receivables representing the remainder of the sales price of real estate sold. See further discussion of our policies regarding the estimation of credit losses on our notes receivable below. Should our estimates regarding the collectibility of our receivables change adversely, we may have to defer the recognition of sales and our results of operations could be negatively impacted. Under timeshare accounting rules, the calculation of the adequacy of a buyer’s commitment for the sale of VOIs requires that cash received towards the purchase of our VOIs be reduced by the value of certain incentives provided to the buyer at the time of sale. If after considering the value of the incentive the 10% requirement is not met, the VOI sale, and the related cost and direct selling expenses, are deferred until such time that sufficient cash is received from the customer, generally through receipt of mortgage payments. Changes to the quantity, type, or value of sales incentives that we provide to buyers of our VOIs may result in additional VOI sales being deferred, in which case our results of operations may be materially adversely impacted.

In cases where development has not been substantially completed, we recognize revenue in accordance with the percentage-of-completion method of accounting. Should our estimates of the total anticipated cost of completing any of our Bluegreen Resorts’ or Bluegreen Communities’ projects increase, we may be required to defer a greater amount of revenue or may be required to defer revenue for a longer period of time, which may materially and adversely impact our results of operations.

Contracts receivable consist of: (1) amounts receivable from customers on recent sales of VOIs pending recording of the customers’ notes receivable in our loan servicing system; (2) receivables related to unclosed homesite sales; and (3) receivables from third-party escrow agents on recently closed homesite sales. Contracts receivable are stated net of a reserve for loan losses of $0.6 million and $0.1 million at December 31, 2009 and 2010, respectively.

Under timeshare accounting rules, rental operations, including accommodations provided through the use of our sampler program, are accounted for as incidental operations whereby incremental carrying costs in excess of incremental revenues are charged to expense as incurred. Conversely, incremental revenues in excess of incremental carrying costs are recorded as a reduction to VOI inventory. Incremental carrying costs include costs that have been incurred by us during the holding period of the unsold VOIs, such as developer subsidies and maintenance fees on unsold VOI inventory. During the years ended December 31, 2009 and 2010, all of our rental revenue and sampler revenue earned were recorded as an off-set to cost of other resort operations as such amounts were less than the incremental carrying cost.

In addition to sales of real estate, we also generate revenue from the activities listed below. The table provides a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized when:

Fee-based sales commissions	The sale transaction with the VOI purchaser is consummated in accordance with the terms of the agreement with the third-party developer and the related consumer rescission period has passed.

Resort management and service fees	Management services are rendered (1).

Resort title fees	Escrow amounts are released and title documents are completed.

Rental and sampler program	Guests complete stays at the resorts. Rental and sampler program proceeds are classified as a reduction to “cost of other resort operations.”

Communities realty commissions	Sales of third-party-owned real estate are completed (2).

Golf course and ski hill daily fees	Services are provided (2).

(1)

In connection with our management of the property owners’ associations, among other things, we act as agent for the property owners’ association to operate the resort as provided under the management agreements. In certain cases, the personnel at the resorts are Bluegreen employees. The property owners’ association bears all of the economic costs of such personnel and generally pays us in advance of, or simultaneously to, the payment of payroll. In accordance with ASC 605-45, Overall Considerations of Reporting Revenues Gross as a Principal versus Net as an Agent, reimbursements from the property owners’ associations relating to direct pass-through costs are recorded net of the related expenses.

(2)

As described above and further in Note 16, the operating results of Bluegreen Communities are classified as discontinued operations for all periods presented in the accompanying consolidated statement of operations.

Our cost of other resort operations consists of the costs associated with the various revenues described above as well as developer subsidies and maintenance fees on our unsold VOIs.

Notes Receivable

Our notes receivable are carried at amortized cost less an allowance for bad debts. Interest income is suspended and previously accrued but unpaid interest income is reversed on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2009 and 2010, $14.2 million and $28.3 million, respectively, of our notes receivable were more than three months contractually past due and, hence, were not accruing interest income. Our notes receivable are generally charged off as uncollectible when they have become approximately 120 days past due.

We estimate uncollectibles for VOI notes receivable in accordance with timeshare accounting rules. Under these rules, the estimate of uncollectibles is based on historical uncollectibles for similar VOI notes receivable over the applicable historical period. We use a static pool analysis, which tracks uncollectibles for each year’s sales over the entire life of the notes. We also consider whether the historical economic conditions are comparable to current economic conditions, as well as variations in underwriting standards. Additionally, under timeshare accounting rules, no consideration is given for future recoveries of defaulted inventory in the estimate of uncollectible VOI notes receivable. We review our reserve for loan losses on at least a quarterly basis. Loan origination costs are deferred and recognized over the life of the related notes receivable.

Retained Interest in Notes Receivable Sold

We periodically sell notes receivable related to the sale of VOIs. In connection with such transactions, we retain subordinated tranches and rights to excess interest spread which represent retained interests in the notes receivable sold. Prior to the adoption of ASU 2009-17 on January 1, 2010, these retained interests were reported as assets and treated as available-for-sale investments and, accordingly, carried at fair value. Changes in the fair values of the retained interests in notes receivable sold considered temporary were included in our shareholders’ equity as accumulated other comprehensive income, net of income taxes. The portion of other-than-temporary declines in fair value that represented credit losses were charged to operations. The value of our retained interests in notes receivable sold was $78.3 million at December 31, 2009.

Subsequent to the adoption of ASU 2009-17, we consolidated special purpose finance entities associated with prior securitization transactions that previously qualified for off-balance-sheet sales treatment, and as a result, the retained interests were eliminated. See Note 2 for additional information related to the impact of adoption of ASU 2009-17.

Inventory

Our Bluegreen Resorts inventory consists of completed VOIs, VOIs under construction and land held for future vacation ownership development. As described above and in Note 16, inventory related to Bluegreen Communities, which consists of residential land acquired or developed for sale, has been classified in the accompanying consolidated balance sheets as “assets held for sale” at both December 31, 2009 and 2010.

We carry our completed inventory at the lower of i) cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes plus other costs incurred during construction, or ii) estimated fair value, less costs to sell. VOI inventory and cost of sales are accounted for under timeshare accounting rules, which define a specific method of the relative sales value method for relieving VOI inventory and recording cost of sales. Under the relative sales value method required by timeshare accounting rules, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage—the ratio of total estimated development cost to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related receivable. Also, pursuant to timeshare accounting rules, we do not relieve inventory for VOI cost of sales related to anticipated credit losses (accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable).

For Bluegreen Communities real estate projects, costs are allocated to individual homesites in the projects based on the relative estimated sales value of each homesite in accordance with ASC 970, which defines the accounting for costs of real estate projects. Under this method, the allocated cost of a unit is relieved from inventory and recognized as cost of sales upon recognition of the related sale. Homesites reacquired upon default of the related receivable are considered held for sale and are recorded at fair value less costs to sell.

We also periodically evaluate the recovery of the carrying amount of our incomplete or undeveloped resort and residential communities’ properties under the guidelines of ASC 360, Property, Plant and Equipment (“ASC 360”), which provides guidance relating to the accounting for the impairment or disposal of long-lived assets.

During 2009 and 2010, we recorded charges totaling $13.2 million and $54.6 million, respectively, to reduce the carrying value of inventory related to certain developed and undeveloped phases of our residential communities. See Note 16 for a further discussion.

Deferred Financing Costs

Deferred financing costs included in “other assets” on our Consolidated Balance Sheets are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense over the terms of the related financing arrangements. As of December 31, 2009 and 2010, deferred financing costs were $7.8 million and $16.9 million, respectively. We recognized amortization of deferred financing costs for the years ended December 31, 2008, 2009, and 2010 of approximately $1.8 million, $3.9 million, and $5.4 million, respectively.

As a result of our adoption of ASU 2009-16 and ASU 2009-17 on January 1, 2010, our Consolidated Financial Statements as of and for the year ended December 31, 2010 include the deferred financing costs associated with the special purpose finance entities previously not consolidated by us. See Note 2 for additional information regarding the impact of our adoption of ASU 2009-16 and ASU 2009-17.

Property and Equipment

Our property and equipment is recorded at acquisition cost. We record depreciation and amortization in a manner that recognizes the cost of our depreciable assets over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the underlying leases or the estimated useful lives of the improvements. Depreciation expense includes the amortization of assets recorded under capital leases.

Impairment of Long-Lived Assets

We evaluate the recovery of the carrying amounts of our long-lived assets under the guidelines of ASC 360. We review the carrying amounts of our long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If estimated cash flows are insufficient to recover the investment, an impairment loss is recognized to write-down the carrying value of the asset to its estimated fair value less any costs of disposition.

Goodwill

We account for goodwill under the provisions of ASC 350, Intangibles – Goodwill and Other (“ASC 350”). This statement requires that goodwill and intangible assets deemed to have indefinite lives not be amortized, but rather be tested for impairment on an annual basis. Based on the results of the annual impairment test performed during 2008 with respect to the goodwill recorded in our Bluegreen Resorts reporting unit, we determined that the fair value of the reporting unit, based on our overall market capitalization, could not support the book value of goodwill. Accordingly, we wrote-off the balance of our goodwill associated with Bluegreen Resorts and recorded a charge of $8.5 million for the year ended December 31, 2008.

Treasury Stock

We account for repurchases of our common stock, if any, using the cost method with common stock in treasury classified in our consolidated balance sheets as a reduction of shareholders’ equity.

Income Taxes

Income tax expense is recognized at applicable U.S. or international tax rates. Certain revenue and expense items may be recognized in one period for financial statement purposes and in a different period’s income tax return. The tax effects of such differences are reported as deferred income taxes. Valuation allowances are recorded for periods in which realization of deferred tax assets does not meet a more likely than not standard. See Note 13 for additional information on income taxes.

Advertising Expense

We expense advertising costs, which include marketing costs, as incurred. Advertising expense for Bluegreen Resorts was $121.5 million, $37.4 million and $48.3 million for the years ended December 31, 2008, 2009 and 2010, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Stock-Based Compensation

We account for stock-based compensation using the fair value method of expense recognition. We utilize the Black-Scholes option pricing model for calculating the fair value of each option granted. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, this model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, the existing valuation models do not provide a precise measure of the fair value of our employee stock options.

The fair value of the options granted during 2008 and 2009 was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions (no options were granted during 2010):

	For the Year Ended December 31,
	2008	2009
Risk free investment rate	3.1%	2.4%
Dividend yield	0.0%	0.0%
Volatility factor of expected market price	49.4%	84.2%
Expected term	5.5 years	5.0 years

At the grant date, the Company estimates the number of shares ultimately expected to vest and subsequently adjusts compensation costs for any changes in the estimated rate of forfeitures. The Company uses historical data to estimate the forfeiture rate and historical option exercise behavior to estimate the expected term of life of the option. The risk-free investment rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses the historical volatility of its common stock to estimate the volatility factor of expected market price. We recognize stock-based compensation expense on a straight-line basis over the service or vesting period of the instrument.

Total stock-based compensation expense for non-employee directors and employees during the years ended December 31, 2008, 2009, and 2010 was $4.4 million, $4.4 million and $2.6 million, respectively.

Earnings Per Common Share

We compute basic earnings per common share by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per common share is computed in the same manner as basic earnings per common share, but also gives effect to all dilutive stock options and unvested restricted stock using the treasury stock method.

During 2008, 38,500 shares of common stock were issued as a result of stock option exercises. No stock options were exercised during 2009 or 2010.

During the years ended December 31, 2008, 2009, and 2010, approximately 2.4 million, 4.1 million, and 2.6 million shares, respectively, were excluded from the determination of diluted earnings per common share because their effect would have been anti-dilutive.

The following table sets forth our computation of basic and diluted earnings per common share from continuing operations (in thousands, except per share data):

	Year Ended December 31,
	2008	2009	2010
	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)
Basic and diluted earnings per common share — numerator:
Income from continuing operations	$9,656	$27,536	$10,498
Net income attributable to non-controlling interests	7,095	7,472	8,094
Income from continuing operations attributable to Bluegreen Corporation	$2,561	$20,064	$2,404
Denominator:
Denominator for basic earnings per common share-weighted-average shares	31,241	31,088	31,165
Effect of dilutive securities:
Stock options and unvested restricted stock	223	12	304
Denominator for diluted earnings per common share-adjusted weighted-average shares and assumed conversions	31,464	31,100	31,469

Income from continuing operations attributable to Bluegreen Corporation per common share – Basic:	$0.08	$0.65	$0.08

Income from continuing operations attributable to Bluegreen Corporation per common share – Diluted:	$0.08	$0.65	$0.08

Comprehensive Income (Loss)

Prior to January 1, 2010, our accumulated other comprehensive income (loss), net of income taxes (benefit), was comprised of net unrealized losses on retained interests in notes receivable sold, which were held as available-for-sale investments. As described above under Retained Interest in Notes Receivable Sold, our retained interests in notes receivable sold were eliminated on January 1, 2010 in connection with the adoption of ASU 2009-17.

Business Combinations

During 2008, we purchased real estate and operations at two resorts, The Royal Suites at Atlantic Palace in Atlantic City, New Jersey, and Club La Pension in New Orleans, Louisiana. The combined purchase price of these acquisitions was $21.8 million, which was allocated as follows: VOI inventory of $9.9 million, property and equipment of $7.7 million, and goodwill of $4.2 million. These acquisitions, individually and in aggregate, did not have a material impact on our operations. The goodwill generated from these acquisitions was subsequently charged to operations as an impairment recorded in 2008.

In 2010, the Bluegreen/Big Cedar Joint Venture acquired Paradise Point Resort, which is located in close proximity to the existing Wilderness Club at Big Cedar in Ridgedale, Missouri, for the purpose of expanding the amount of completed VOI inventory available for sale by the Bluegreen/Big Cedar Joint Venture as well as to develop and sell new VOI inventory in the future. The purchase price of the resort was $7.7 million, and was primarily allocated to VOI inventory. This acquisition did not have a material impact on our operations during 2010.

Each of the acquisitions described above constituted the purchase of a business under ASC 805, Business Acquisitions (“ASC 805”), which contains the accounting rules for business combinations.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), which updates the Codification to require new disclosures for assets and liabilities measured at fair value. The requirements include expanded disclosure of valuation methodologies for fair value measurements, transfers between levels of the fair value hierarchy, and gross rather than net presentation of certain changes in Level 3 fair value measurements. The updates to the Codification contained in ASU No. 2010-06 became effective for the quarter ended March 31, 2010, except that the requirements related to gross presentation of certain changes in Level 3 fair value measurements will become effective for us for the annual period ending December 31, 2011.

On January 1, 2010, we adopted ASU 2009-16 and ASU 2009-17. For a discussion related to the adoption of these standards, refer to Note 2 below.

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”). ASU 2010-20 is designed to improve transparency in financial reporting by companies that hold financing receivables, which include loans, lease receivables, and other long-term receivables. ASU 2010-20 requires companies to provide more information in their disclosures about the credit quality of their financing receivables and the credit reserves held against them.

The balance sheet related disclosures became effective with the Annual Report and are presented below in Note 3. The statements of income disclosures are required beginning for the three months ending March 31, 2011.

2. Cumulative Effect of a Change in Accounting Principle

On January 1, 2010, we adopted ASU 2009-16 and ASU 2009-17. As a result of the adoption of these accounting standards, we consolidated seven of our then-existing special purpose finance entities associated with prior securitization transactions which previously qualified for off-balance-sheet sales treatment. The consolidation of these special purpose finance entities resulted in a one-time, non-cash, after-tax reduction to retained earnings of $61.3 million, representing the cumulative effect of a change in accounting principle during the year ended December 31, 2010. Additionally, as a result of the adoption of these standards, our statement of operations and statement of cash flows for 2010 and our balance sheet as of December 31, 2010 are not comparable to those of prior periods.

ASU 2009-16 and ASU 2009-17 impacted our Consolidated Statements of Operations during the year ended 2010 as a result of the recognition of additional interest income from VOI notes receivable now consolidated, partially offset by the absence of accretion income attributable to retained interests that were eliminated, additional interest expense from the consolidation of debt obligations and increased estimated uncollectible VOI notes receivable.

In addition, the consolidation of the special purpose finance entities resulted in the following impacts to our balance sheet at January 1, 2010: (1) assets increased by $319.3 million, primarily representing the consolidation of notes receivable, net of allowance, partially offset by the elimination of our retained interests; (2) liabilities increased by $380.0 million, primarily representing the consolidation of non-recourse debt obligations to securitization investors, partially offset by the elimination of certain deferred tax liabilities; and (3) total Bluegreen Corporation shareholders’ equity decreased by approximately $60.7 million. The cash flows from borrowings and repayments associated with the securitized VOI debt are now presented as cash flows from financing activities on our Consolidated Statement of Cash Flows.

3. Notes Receivable

The table below contains additional information about our notes receivable (in thousands):

	As of December 31

	2009	2010
Notes receivable secured by VOIs
Notes receivable – securitized	$169,041	$533,479
Notes receivable – non-securitized	182,191	171,901
Notes receivable secured by homesites	4,901	6,765
Notes receivable, gross	356,133	712,145
Allowance for loan losses	(46,826)	(143,160)
Notes receivable, net	$309,307	$568,985

The weighted-average interest rate on our notes receivable was 14.4%, 14.8% and 15.2% at December 31, 2008, 2009, and 2010, respectively. All of our VOI loans bear interest at fixed rates. The weighted-average interest rate charged on loans secured by VOIs was 14.4%, 14.9%, and 15.3% at December 31, 2008, 2009, and 2010, respectively. The majority of our notes receivable secured by homesites bear interest at variable rates. The weighted-average interest rate charged on loans secured by homesites was 10.1%, 8.8%, and 7.8% at December 31, 2008, 2009, and 2010, respectively.

Our VOI loans are generally secured by property located in Florida, Louisiana, Nevada, New Jersey, Michigan, Missouri, Pennsylvania, South Carolina, Tennessee, Virginia, Wisconsin, and Aruba. The majority of Bluegreen Communities notes receivable is secured by homesites in Georgia, Texas, and Virginia.

Future principal payments due on our notes receivable as of December 31, 2010 are as follows (in thousands):

2011	$80,284
2012	82,129
2013	89,486
2014	95,928
2015	99,282
Thereafter	265,036
Total	$712,145

Credit Quality for Financed Receivables and the Allowance for Credit Losses

The following table summarizes our allowance for loan losses by division as of December 31, 2009 and 2010 (dollars in thousands):

	Bluegreen Resorts	Bluegreen Communities	Total
December 31, 2009:
Gross notes receivable	$351,232	$4,901	$356,133
Allowance for loan losses	(46,302)	(524)	(46,826)
Notes receivable, net	304,930	4,377	309,307
Allowance as a % of gross notes receivable	13%	11%	13%

December 31, 2010:
Gross notes receivable	705,380	6,765	712,145
Allowance for loan losses	(142,468)	(692)	(143,160)
Notes receivable, net	$562,912	$6,073	$568,985
Allowance as a % of gross notes receivable	20%	10%	20%

We hold large amounts of homogeneous VOI notes receivable and assess uncollectibility based on pools of receivables. In estimating future credit losses, we do not use a single primary indicator of credit quality but instead evaluate the VOI notes receivable based upon a combination of factors, including its static pool analysis, the aging of the respective receivables, current default trends and prepayment rates by origination year, and the FICO® scores of the buyers.

The activity in our allowance for uncollectible notes receivable was as follows (in thousands):

	Year Ended December 31,
	2008	2009	2010
Balance, beginning of year	$17,458	$52,029	$46,826
One time impact of ASU 2009-16 and 2009-17 (1)	—	—	86,252
Provision for loan losses (2)	76,079	31,641	94,554	(3)
Less: Allowance on sold receivables	(10,964)	—	—
Less: Write-offs of uncollectible receivables	(30,544)	(36,844)	(84,472)
Balance, end of year	$52,029	$46,826	$143,160

(1)	On January 1, 2010, we adopted ASU 2009-16 and ASU 2009-17, which required us to consolidate special purpose finance entities that were previously recorded “off-balance sheet.” See Note 2 above.

(2)	Includes provision for loan losses on homesite notes receivable.

(3)

Includes charges totaling $69.7 million to increase the allowance for uncollectible VOI notes receivable in connection with the lower FICO® score loans generated prior to December 15, 2008, the date on which we implemented FICO® score-based credit standards.

The following table shows the aging of our VOI notes receivable as of December 31, 2009 and 2010 (dollars in thousands):

	As of December 31,
	2009	2010
Current	$326,218	$655,304
31-60 days	6,633	12,063
61-90 days	4,981	10,228
Over 91 days (1)	13,400	27,785
Total	$351,232	$705,380

(1)

Includes $5.9 million and $16.9 million for 2009 and 2010, respectively, related to VOI transactions that have been foreclosed but the related VOI note receivable balance has not yet been charged off. These VOI notes receivable have been reflected in the allowance for loan loss.

4. Sales of Notes Receivable

During 2008 we completed a private offering and sale of $60.0 million of timeshare loan-backed securities (the “2008 Term Securitization”). This transaction was considered a sale of financial assets pursuant to the accounting rules effective at that time. The 2008 Term Securitization consisted of the following (in millions):

Aggregate principal balance of notes receivable	$68.6
Purchase price	$60.0
Gain recognized	$8.2
Initial fair value of retained interest	$11.7

In connection with this transaction, we retained subordinated tranches and rights to excess interest spread and accounted for these assets and interest as retained interests. The following assumptions (which are classified as Level 3 inputs under ASC 820, Fair Value Measurements and Disclosures (“ASC 820” )) were used to measure the initial fair value of our retained interest in notes receivable sold in 2008:

Prepayment rates	31% - 17%
Loss severity rate	38%
Default rates	7.2% - 1.0%
Discount rate	13.40%

The assumptions take into account our intended actions relating to our right to either acquire or substitute for defaulted loans, pursuant to the terms of the transaction.

None of our similar notes receivable transactions in 2009 and 2010 were considered sales of financial assets.

5. Retained Interests in Notes Receivable Sold

Upon our adoption of ASU 2009-17 on January 1, 2010, we consolidated seven special purpose finance entities associated with prior securitization transactions that previously qualified for “off-balance-sheet” sales treatment and as a result, the retained interests in notes receivable sold were eliminated. See Note 2 for additional information related to the impact of adoption of ASU 2009-17.

Our December 31, 2009 retained interests in notes receivable sold, which were classified as available-for-sale investments, and their associated unrealized gain (loss) are set forth below (in thousands):

As of December 31, 2009:	Amortized Cost	Gross Unrealized Gain (Loss)	Fair Value

2004 Term Securitization	$7,731	$391	$8,122
2004 GE Purchase Facility (1)	3,864	(598)	3,266
2005 Term Securitization	11,852	834	12,686
2006 GE Purchase Facility (2)	15,408	(2,328)	13,080
2006 Term Securitization	10,107	573	10,680
2007 Term Securitization (1)	20,220	(211)	20,009
2008 Term Securitization	10,098	372	10,470
Total	$79,280	$(967)	$78,313

(1)	As of December 31, 2009, this security was in a continuous unrealized loss position for less than 12 months.

(2)	As of December 31, 2009, this security was in a continuous unrealized loss position for more than 12 months.

The following assumptions (which are classified as Level 3 inputs under ASC 820), were used to measure the fair value of the above retained interests as of December 31, 2009:

As of December 31, 2009
Prepayment rates	20% - 3%
Loss severity rates	18% - 38%
Default rates	7% - 0%
Discount rate	24.5%

These assumptions take into account our intended actions, which can change from time to time, relating to our right to either repurchase or substitute for defaulted loans, pursuant to the terms of each transaction.

The net unrealized loss on our retained interests in notes receivable sold, which is presented as a separate component of our shareholders’ equity net of income taxes, was $0.6 million as of December 31, 2009. Our maximum exposure to loss as a result of our involvement with our qualified special purpose finance subsidiaries described below is the value of our retained interest.

During the years ended December 31, 2008 and 2009, we recorded charges for other-than-temporary decreases in the fair value of certain of our retained interest in notes receivable sold totaling $5.0 million and $1.1 million, respectively. The decrease in the fair value of our retained interest in notes receivable sold primarily resulted from an increase in the discount rates applied to estimated future cash flows on our retained interests to reflect then-current interest rates in the securitization market and unfavorable changes in the amount and timing of estimated future cash flows. These charges have been netted against interest income on our Consolidated Statements of Operations.

In 2002, ING Financial Markets, LLC, an affiliate of ING, consummated a $170.2 million private offering and sale of vacation ownership loan-backed securities on our behalf (the “2002 Term Securitization”). In May 2009, we, in our capacity as servicer of the 2002 Term Securitization, exercised our servicer option, which caused the full redemption of all classes of notes issued under the 2002 Term Securitization. As a result of this exercise and the ultimate redemption, we exchanged cash of $4.2 million and the retained interest in the 2002 Term Securitization for notes receivable and VOI inventory with an estimated fair value totaling $17.9 million.

On April 1, 2009, upon the adoption of ASC 325-40, Beneficial Interests in Securitized Financial Assets, we recorded additional unrealized losses of $6.8 million in accumulated other comprehensive income related to other-than-temporary impairments previously recognized in earnings through a cumulative-effect adjustment to our retained earnings.

We measure credit loss based upon the performance indicators of the underlying assets of the retained interest in notes receivable sold. As of December 31, 2009, the aggregate amount of unrealized losses in accumulated other comprehensive loss was $3.1 million.

The following table is a rollforward for the year ended December 31, 2009 of the amount of other comprehensive loss on our retained interest in notes receivable sold related to credit losses for which a portion of such losses was recognized in earnings (in thousands):

Balance at April 1, 2009 of the amount related to credit losses for which a portion of other-than-temporary impairment was recognized in other comprehensive income	$—

Additions for the amount related to the credit losses for which other-than-temporary impairment was not previously recognized	1,777

Reductions for other-than-temporary impairment realized in earnings, net of tax	(311)

Balance at December 31, 2009 of the amount related to credit losses for which a portion of other-than-temporary impairment was recognized in other comprehensive income	$1,466

The table below summarizes certain cash flows received from and (paid to) our qualifying special purpose finance subsidiaries (in thousands):

	For the Year Ended December 31,
	2008	2009

Proceeds from sales of notes receivable	$55,705	$—
Collections on previously sold notes receivable	(175,551)	(136,685)
Servicing fees received	9,436	7,612

Purchases of defaulted receivables	(3,547)	(920)
Resales of foreclosed assets	(50,314)	(14,802)
Remarketing fees received	29,581	8,187
Cash received on retained interests in notes receivable sold	44,884	43,741
Cash paid to fund required reserve accounts	(8,288)	(1,148)
Purchases of upgraded accounts	$(47,045)	$(516)

In addition to the cash paid for the purchase of defaulted receivables included in the above table, we also acquired defaulted receivables from our qualifying special purpose finance subsidiaries in exchange for unencumbered receivables (a process known as substitution). During the years ended December 31, 2008 and 2009, we acquired notes receivable totaling $32.2 million and $66.5 million, respectively, through substitutions. Although we are not obligated to repurchase or substitute for defaulted notes receivable from our qualifying special purpose finance subsidiaries, we may do so from time to time to the extent desired and permitted. The VOIs securing the defaulted receivables received by us in this manner are typically recovered and put back in VOI inventory and resold in the normal course of business.

Quantitative information about the portfolios of VOI notes receivable previously sold without recourse in which we held the above retained interests was as follows as of December 31, 2009 (in thousands):

	As of December 31, 2009

	Total Outstanding Principal Amount of Sold Loans	Principal Amount of Sold Loans 60 or More Days Past Due	Balance Owed to Note Holders

2004 Term Securitization	$28,552	$869	$26,765
2004 GE Purchase Facility	13,870	400	12,072
2005 Term Securitization	81,261	2,389	74,822
2006 GE Purchase Facility	69,003	2,353	61,433
2006 Term Securitization	71,450	2,502	66,206
2007 Term Securitization	137,645	4,251	123,935
2008 Term Securitization	51,810	1,530	46,136
Total	$453,591		$411,369

6. Variable Interest Entities

In accordance with the guidance for the consolidation of variable interest entities, we analyze our variable interests, including loans, guarantees, and equity investments, to determine if an entity in which we have a variable interest is a variable interest entity. Our analysis includes both quantitative and qualitative reviews. We base our quantitative analysis on the forecasted cash flows of the entity, and we base our qualitative analysis on our review of the design of the entity, its organizational structure, including decision-making ability, and relevant financial agreements. We also use our qualitative analysis to determine if we must consolidate a variable interest entity as the primary beneficiary.

We sell, through special purpose finance entities, VOI notes receivable originated by Bluegreen Resorts. These transactions are generally structured as non-recourse to us, with the exception of one securitization transaction entered into in 2010, which was guaranteed by us (see the description of the Legacy Securitization in Note 9 below). These transactions are generally designed to provide liquidity for us and transfer the economic risks and certain of the benefits of the notes receivable to third parties. In a securitization, various classes of debt securities are issued by the special purpose finance entities that are generally collateralized by a single tranche of transferred assets, which consist of VOI notes receivable. We service the notes receivable for a fee. With each securitization, we generally retain a portion of the securities.

Pursuant to GAAP in effect prior to 2010, seven of our eight special purpose finance entities then in existence met the definition of a qualified special purpose entity, and were not consolidated in our financial statements. Upon the adoption of ASU 2009-16 and ASU 2009-17 on January 1, 2010, we were required to evaluate these entities for consolidation. Since we created these entities to serve as financing vehicles for holding assets and related liabilities, and the entities have no equity investment at risk, they are considered variable interest entities. Furthermore, since we continue to service the notes and retain rights to receive benefits that are potentially significant to the entities, we concluded that we are the entities’ primary beneficiary and, therefore, we now consolidate these entities into our financial statements. See Note 2 for a description of the impact of the initial consolidation of these entities.

At December 31, 2010, the principal balance of VOI notes receivable included within our Consolidated Balance Sheet that are restricted to satisfy obligations of the variable interest entities’ obligations totaled $533.5 million. In addition, approximately $41.2 million of our restricted cash is held in accounts for the benefit of the variable interest entities. Further, at December 31, 2010, the carrying amount of the consolidated liabilities included within our Consolidated Balance Sheet for these variable interest entities totaled $459.0 million, comprised of $436.2 million of non-recourse receivable-backed notes payable and $22.8 million of receivable-backed notes payable which are recourse to us.

Under the terms of certain of our timeshare note sales, we have the right to repurchase or substitute for defaulted mortgage notes at the outstanding principal balance plus accrued interest or, in some facilities, at 24% of the original sale price associated with the defaulted mortgage note. The transaction documents typically limit such repurchases or substitutions to 15-20% of the receivables originally included in the transaction. Voluntary repurchases or substitutions by us of defaulted notes during 2009 and 2010 were $75.5 million and $37.6 million, respectively.

7. Inventory

Our VOI inventory consists of the following (in thousands):

	As of December 31,
	2009	2010

Completed units	$287,176	$250,389
Construction-in-progress	8,243	—
Real estate held for future development	75,051	87,295
	$370,470	$337,684

We review our undeveloped resort properties for impairment under the guidelines of ASC 360, which require that such properties be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. No impairment charges were recorded with respect to Bluegreen Resorts’ inventory during the years ended December 31, 2009 or 2010.

See Note 16 for a discussion of the impairment charges we recorded with respect to certain of our Bluegreen Communities’ inventory, which is classified as “assets held for sale,” during the years ended December 31, 2009 and 2010.

Interest capitalized to VOI inventory during the years ended December 31, 2008 and 2009 totaled $8.4 million and $1.3 million, respectively. Interest capitalized to VOI inventory during 2010 was insignificant. The interest expense reflected in our consolidated statements of operations is net of capitalized interest.

8. Property and Equipment

Our property and equipment consisted of the following (dollars in thousands):

		As of December 31,
	Useful Life	2009	2010
		As Adjusted (Note 1)	As Adjusted (Note 1)

Office equipment, furniture and fixtures	3-14 years	$59,130	$56,049
Land improvements, buildings and equipment	5-39 years	2,750	2,764
Land, buildings and building improvements	3-30 years	68,103	67,842
Leasehold improvements	2-14 years	11,606	11,229
Transportation and equipment	3-5 years	1,936	2,002
		143,525	139,886
Accumulated depreciation and amortization of leasehold improvements		(64,113)	(66,071)
Total		$79,412	$73,815

9. Debt

Contractual minimum principal payments required on our debt, net of unamortized discount, by type, for each of the five years and thereafter subsequent to December 31, 2010 are shown below. Such minimum contractual payments may differ from actual payments due to the effect of principal payments required on a homesite or VOI release basis for certain of the obligations (in thousands):

	Lines-of-credit and notes payable	Recourse receivable-backed notes payable	Non-recourse receivable-backed notes payable	Junior subordinated debendures
2011	$52,396	$—	$—	$—

2012	70,269	—	—	—

2013	4,253	—	—	—

2014	717	67,514	—	—

2015	12,192	3,159	10,150	—
Thereafter	2,293	64,987	426,121	110,827
Total	$142,120	$135,660	$436,271	$110,827

Lines-of-Credit and Notes Payable

We have outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of our inventory and to fund operations. Financial data related to our borrowing facilities is as follows (dollars in thousands):

	As of
	December 31, 2009			December 31, 2010
	Balance	Interest Rate	Carrying Amount of Pledged Assets	Balance	Interest Rate	Carrying Amount of Pledged Assets

RFA AD&C Facility	$87,415	4.73%	$145,031	$52,264	4.76%	$127,460
H4BG Communities Facility	38,479	10.00%	117,872	30,842	8.00%	66,925
Wachovia Notes Payable	24,497	2.23 – 2.58%	44,686	—	—	—
Wells Fargo Term Loan	—	—	—	30,776	7.13%	104,747
Wachovia Line-of-Credit	15,700	1.98%	—	—	—	—
Foundation Capital	—	—	—	13,200	8.00%	17,574
Textron AD&C Facility	12,757	4.50 –4.75%	27,582	9,290	4.50 –4.75%	26,579
Fifth Third Bank Note Payable	3,381	3.23%	4,841	3,154	3.26%	4,680
Other	3,552	4.25 – 12.50%	3,851	2,594	5.00 – 11.03%	2,293
Total	$185,781		$343,863	$142,120		$350,258

RFA AD&C Facility. In September 2010, GMAC assigned all rights, title, and interest in this facility (previously known as the GMAC AD&C Facility) to Resort Finance America, LLC (“RFA”). This assignment did not affect any of the material financial terms of the loan agreement. This facility was used to finance the acquisition and development of certain of our resorts and currently has two outstanding project loans. The maturity date for the project loan collateralized by our Bluegreen Club 36TM resort in Las Vegas, Nevada (the “Club 36 Loan”) is June 30, 2012. Approximately $49.9 million was outstanding on the Club 36 Loan as of December 31, 2010, $27.3 million of which is due by October 31, 2011. The maturity date for the project loan collateralized by our Fountains resort in Orlando, Florida (the “Fountains Loan”) is March 31, 2011. Approximately $2.4 million was outstanding on this loan as of December 31, 2010. Principal payments are effected through agreed-upon release prices as timeshare interests in the resorts collateralizing the RFA AD&C Facility are sold, subject to periodic minimum required amortization on the Club 36 Loan and the Fountains Loans. As of December 31, 2010, we had no availability under this facility. During 2010, we repaid $35.2 million of the outstanding balance under this facility.

H4BG Communities Facility. We have an outstanding balance under the H4BG Communities Facility, historically used to finance our Bluegreen Communities real estate acquisitions and development activities. The H4BG Communities Facility is secured by the real property homesites (and personal property related thereto) at the following Bluegreen Communities projects (the “Secured Projects”): Havenwood at Hunter’s Crossing (New Braunfels, Texas); The Bridges at Preston Crossings (Grayson County, Texas); King Oaks (College Station, Texas); Vintage Oaks at the Vineyard (New Braunfels, Texas); and Sanctuary Cove at St. Andrews Sound (Waverly, Georgia). In addition, the H4BG Communities Facility is secured by our golf courses: The Bridges at Preston Crossings (Grayson County, Texas) and Sanctuary Cove (Waverly, Georgia). The period during which we can add additional projects to the H4BC Communities Facility has expired.

Principal payments are effected through agreed-upon release prices as real estate collateralizing the H4BG Communities Facility is sold, subject to minimum required amortization. The interest rate on the H4BG Communities Facility is the Prime Rate plus 2%, subject to the following floors: (1) 8% until the balance of the loan is less than or equal to $20 million, and (2) 6% thereafter. During 2010, we repaid $7.6 million on this facility.

The Wachovia Notes Payable. In April 2010, we executed an agreement with Wells Fargo Bank, N.A, the parent Company of Wachovia (“Wells Fargo”), to refinance the then outstanding balance of $21.9 million under the Wachovia Notes Payable into a new term loan. See Wells Fargo Term Loan below for further details.

The Wachovia Line-of-Credit. In April 2010, the then outstanding balance of $14.5 million was refinanced by Wells Fargo in connection with the Wells Fargo Term Loan described below.

Wells Fargo Term Loan. On April 30, 2010, we entered into a definitive agreement with Wells Fargo Bank, N.A. (“Wells Fargo”), which amended, restated and consolidated our then existing notes payable and line-of-credit with Wachovia Bank, N.A. into a single term loan with Wells Fargo (the “Wells Fargo Term Loan”). The notes payable and line-of-credit which were consolidated into the Wells Fargo Term Loan had a total outstanding balance of $36.4 million as of April 30, 2010. In connection with the closing of the Wells Fargo Term Loan, we made a principal payment of $0.4 million, reducing the balance to $36.0 million, and paid accrued interest on the then-existing Wachovia debt. Principal payments are effected through agreed-upon release prices as real estate collateralizing the Wells Fargo Term Loan is sold, subject to minimum remaining required amortization as of December 31, 2010, of $10.6 million in 2011 and $20.2 million in 2012. In addition to the resort projects previously pledged as collateral for the various notes payable to Wachovia, we pledged additional timeshare interests, resorts real estate, and the residual interests in certain of our sold VOI notes receivable as collateral for the Wells Fargo Term Loan. As required by the terms of the Wells Fargo Term Loan, Wells Fargo received, as additional collateral, the residual interest in the 2010 Term Securitization. The Wells Fargo Term Loan bears interest at the 30-day LIBOR plus 6.87% (7.13% as of December 31, 2010). During 2010, we repaid $5.6 million on this facility.

Textron AD&C Facility. In April 2008, BVU, our wholly-owned subsidiary, entered into a $75.0 million, revolving master acquisition, development and construction facility loan agreement (the “Textron AD&C Facility”) with Textron Financial Corporation (“Textron”). The Textron AD&C Facility has historically been used to facilitate the borrowing of funds for resort acquisition and development activities. We have guaranteed all sub-loans under the master agreement. Interest on the Textron AD&C Facility is equal to the Prime Rate plus 1.25% - 1.50% and is due monthly.

On October 28, 2009, we entered into an amendment to the Textron AD&C Facility and a sub-loan under the Facility used to fund the acquisition and development of our Odyssey Dells Resort (the “Odyssey Sub-Loan”). The amendment to the Odyssey Sub-Loan extended the final maturity of outstanding borrowings under the Odyssey Sub-Loan to December 31, 2011, and revised the periodic minimum required principal amortization. Under the terms of the amendment, we made a required principal payment of $0.4 million in March 2010, and additional required principal payments of $1.0 million during each subsequent quarter. These $1.0 million minimum principal payments are required on a quarterly basis until maturity. We pay Textron principal payments as we sell timeshare interests that collateralize the Odyssey Sub-Loan, subject to periodic minimum required principal amortization. As of December 31, 2010, our outstanding borrowings under the Odyssey Sub-Loan totaled approximately $3.6 million.

The sub-loan used to acquire our Atlantic Palace Resort in Atlantic City, New Jersey (the “Atlantic Palace Sub-Loan”) had an outstanding balance of $5.7 million as of December 31, 2010. We pay Textron principal payments as we sell timeshare interests that collateralize the Atlantic Palace Sub-Loan, subject to periodic minimum required principal amortization. The final maturity of outstanding borrowings under the Atlantic Palace Sub-Loan is April 2013.

We have guaranteed all sub-loans under the Textron AD&C Facility. Interest on the Textron AD&C Facility is equal to the Prime Rate plus 1.25% - 1.50% and is due monthly. During 2010, we repaid $3.5 million under this facility.

Fifth Third Bank Note Payable. In April 2008, we purchased a building in Myrtle Beach, South Carolina. The purchase price was $4.8 million, of which $3.4 million was financed by a note payable to Fifth Third Bank. Principal and interest on amounts outstanding under the note are payable monthly through maturity in April 2023. The interest rate under the note equals the 30-day LIBOR plus 3.00%. During 2010, we repaid $0.2 million under this note.

Receivable-Backed Notes Payable

The balances of our receivable-backed notes payable facilities are as follows (in thousands):

	As of
	December 31, 2009			December 31, 2010
	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables
Recourse receivable-backed notes payable:

Liberty Bank Facility	$59,055	5.75%	$68,175	$67,514	6.50%	$77,377
GE Bluegreen/Big Cedar Receivables Facility	32,834	1.98%	35,935	23,877	2.01%	29,232
Legacy Securitization (1)	—	—	—	25,342	12.00%	34,232
NBA Receivables Facility	—	—	—	18,351	6.75%	22,458
Wells Fargo Facility	14,409	4.00%	15,926	—	—	—
RFA Receivables Facility	5,228	4.23%	6,331	3,159	4.26%	4,451
Total before discount	111,526		126,367	138,243		167,750
Less unamortized discount on Legacy Securitization	—		—	(2,583)		—
Total recourse debt	111,526		126,367	135,660		167,750

Non-recourse receivable-backed notes payable (2):
BB&T Purchase Facility	131,302	5.75%	166,562	—	—	—
GE 2004 Facility	—	—	—	10,150	7.16%	11,709
2004 Term Securitization	—	—	—	18,722	4.45-7.18%	20,540
2005 Term Securitization	—	—	—	55,888	5.41-9.85%	63,527
GE 2006 Facility	—	—	—	50,596	6.68-7.77%	57,988
2006 Term Securitization	—	—	—	52,716	5.61-9.38%	59,415
2007 Term Securitization	—	—	—	100,953	5.83-11.15%	117,379
2008 Term Securitization	—	—	—	39,624	5.89-11.63%	44,889
2010 Term Securitization	—	—	—	107,514	5.10-7.50%	123,662
Big Cedar Quorum Federal Credit Union	—	—	—	108	8.00%	136
Total non-recourse debt	131,302		166,562	436,271		499,245

Total receivable-backed debt	$242,828		$292,929	$571,931		$666,995

(1)	Legacy Securitization debt bears interest at a coupon rate of 12% and was issued at a discount resulting in an effective yield of 18.5%.

(2)

As of December 31, 2009, with the exception of the BB&T Purchase Facility, all non-recourse receivable-backed notes payable were not consolidated by us in accordance with the accounting guidance then in effect.

Liberty Bank Facility. As of December 31, 2010, we had a $75.0 million revolving timeshare receivables hypothecation facility with a syndicate of lenders led by Liberty Bank and assembled by Wellington Financial (“Liberty Bank Facility”). During 2010, we pledged $27.6 million of VOI notes receivable to this facility and received cash proceeds of $27.4 million. We also repaid $18.9 million on the facility.

In February 2011, we revised the terms of and extended the Liberty Bank Facility. The revised $60.0 million facility (“New Liberty Bank Facility”) provides for an 85% advance on eligible receivables pledged under the facility during a two-year period ending in February 2013, subject to eligible collateral and terms and conditions we believe to be customary for transactions of this type. Availability under the New Liberty Bank Facility is reduced by amounts currently outstanding to certain syndicate participants under the existing Liberty Bank Facility. At February 28, 2011, such outstanding amounts under the existing Liberty Bank Facility were approximately $47.0 million, therefore, initial availability under the New Liberty Bank Facility was approximately $13.0 million, but as outstanding amounts on the existing facility amortize over time, the New Liberty Bank Facility will revolve up to $60.0 million. Principal and interest will be paid as cash is collected on the pledged receivables, with the remaining balance due in February 2016.

Indebtedness under the New Liberty Bank Facility bears interest at the Prime Rate plus 2.25%, subject to a floor of 6.5%.

As a result of the significant non-cash charges associated with loan loss reserves and Communities’ inventory impairments as of December 31, 2010, we would have been in violation of one of the original net worth covenants under the Liberty Bank Facility as of that date. However, in March 2011, Liberty Bank confirmed that the covenants contained in the New Liberty Bank Facility superseded the covenants contained in the original facility. The Company was in compliance with all applicable covenants as of December 31, 2010.

The GE Bluegreen/Big Cedar Receivables Facility. In April 2007, the Bluegreen/Big Cedar Joint Venture entered into a $45.0 million revolving VOI receivables credit facility with GE (the “GE Bluegreen/Big Cedar Receivables Facility”). Bluegreen Corporation has guaranteed the full payment and performance of the Bluegreen/Big Cedar Joint Venture in connection with the GE Bluegreen/Big Cedar Receivables Facility. The advance period under this facility expired on April 16, 2009, and all outstanding borrowings are scheduled to mature no later than April 16, 2016. The facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility. Indebtedness under the facility bears interest adjusted monthly at a rate equal to the 30 day LIBOR rate plus 1.75%. During 2010, we repaid $8.9 million on this facility.

Legacy Securitization. In September 2010, we completed a securitization transaction (the “Legacy Securitization”) relating to the lowest FICO® score loans previously financed in the BB&T Purchase Facility. Substantially all of the timeshare receivables included in this transaction were generated prior to December 15, 2008, the date that we implemented our FICO® score-based credit underwriting program, and had FICO® scores below 600.

In this securitization, BXG Legacy 2010 LLC, our wholly-owned special purpose subsidiary, issued $27.0 million of notes payable secured by a portfolio of timeshare receivables totaling $36.1 million. While the notes payable have a coupon rate of 12%, they were sold at a $2.7 million discount to yield an effective rate of 18.5%. The notes payable generated gross proceeds to Bluegreen of $24.3 million (before fees and reserves and expenses we believe to be customary for transactions of this type), which was used to repay a portion of the outstanding balance under the BB&T Purchase Facility.

We guaranteed the principal payments for defaulted vacation ownership loans in the Legacy Securitization at amounts equivalent to the then-current advance rate inherent in the notes, any shortfalls in monthly interest distributions to the Legacy Securitization investors and any shortfall in the ultimate principal payment on the notes upon their stated maturity in September 2025. During 2010, we repaid $1.7 million on this facility.

NBA Receivables Facility. In September 2010, Bluegreen/Big Cedar Joint Venture entered into a $20.0 million timeshare receivables hypothecation facility with National Bank of Arizona (“NBA”). Bluegreen Corporation has guaranteed the full payment and performance of Bluegreen/Big Cedar Joint Venture in connection with this facility. The facility provides for an 85% advance on $23.5 million of eligible receivables, all of which were pledged under the facility at closing, subject to terms and conditions which we believe to be customary for facilities of this type. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility, with the remaining balance due in September 2017. Indebtedness under this facility bears interest at the 30-day LIBOR plus 5.25%, subject to a floor of 6.75%, which was applicable as of December 31, 2010. During 2010, we repaid $1.6 million on this facility.

We have received a term sheet from NBA to amend our existing facility to allow us to pledge additional timeshare receivables up to the borrowing limit, with the additional advances not to exceed $5.0 million. There can be no assurances that we will close on this amendment on favorable terms, if at all.

The Wells Fargo Facility. We had a credit facility with Wells Fargo Capital Finance, LLC. which we primarily used for borrowings collateralized by the pledge of certain VOI receivables which typically have been our one-year term receivables. The borrowing period for advances on eligible receivables expired on December 31, 2009, and the facility was fully paid down in 2010.

BB&T Purchase Facility. We have a $75.0 million timeshare notes receivable purchase facility with Branch Banking and Trust Company (“BB&T”) (the “BB&T Purchase Facility”). The BB&T Purchase Facility provides a revolving advance period through December 17, 2011. The interest rates on future advances under the facility are the Prime Rate plus 2.0%, subject to tiered increases once the outstanding balance equals or exceeds $25.0 million, subject to a maximum interest rate of the Prime Rate plus 3.5%, once the facility equals or exceeds $50.0 million. Additionally, we receive all of the excess cash flows generated by the timeshare receivables transferred to BB&T under the facility (excess meaning after customary payment of fees, interest and principal under the facility). The BB&T Purchase Facility provides for the financing of our timeshare receivables at an advance rate of 67.5%, subject to the terms of the facility.

While ownership of the receivables is transferred for legal purposes, the transfers of receivables under the facility are accounted for as secured borrowings. Accordingly, the receivables are reflected as assets and the associated obligations are reflected as liabilities on our balance sheet.

The BB&T Purchase Facility is nonrecourse and is not guaranteed by us.

As of December 31, 2010, the entire $75.0 million facility amount was available to be drawn upon, subject to eligible collateral and customary terms and conditions.

2010 Term Securitization. On December 17, 2010, we completed a private offering and sale of $107.6 million of investment-grade, timeshare loan-backed notes (the “2010 Term Securitization”). The 2010 Term Securitization consisted of the issuance of $88.0 million of A rated and $19.6 million of BBB rated timeshare-loan backed notes with coupon rates of 5.1% and 7.5%, respectively, which blended to a weighted average coupon rate of 5.5%. The advance rate for this transaction was 85.25%. BB&T Capital Markets acted as the sole placement agent and initial purchaser.

The amount of the timeshare receivables sold was $126.2 million, substantially all of which was provided at closing. Through the completion of this private offering, we repaid BB&T approximately $93.6 million, representing all amounts outstanding under the Company’s existing receivables purchase facility with BB&T, including accrued interest.

While ownership of the timeshare receivables included in the 2010 Term Securitization is transferred and sold for legal purposes, the transfer of these timeshare receivables is accounted for as a secured borrowing.

The 2010 Term Securitization is non-recourse and is not guaranteed by us.

Quorum Facility. On December 22, 2010, we entered into a new timeshare receivables purchase facility (the “Quorum Facility”) with Quorum Federal Credit Union (“Quorum”). The Quorum Facility allows for the sale of timeshare notes receivable on a non-recourse basis, pursuant to the terms of the facility and subject to certain conditions precedent. Quorum has agreed to purchase eligible timeshare receivables from us or certain of our subsidiaries up to an aggregate $20.0 million purchase price through December 22, 2011. The terms of the Quorum Facility reflect an 80% advance rate and a program fee rate of 8% per annum through August 31, 2011, and terms to be agreed upon through December 22, 2011. Eligibility requirements for receivables sold include, amongst others, that the obligors under the timeshare notes receivable sold be members of Quorum at the time of the note sale. The Quorum Facility contemplates the ability of Quorum to purchase additional receivables subject to advance rates, fees and other terms to be agreed upon from time to time over and above the initial $20.0 million commitment, pursuant to the terms of the facility and subject to certain conditions precedent. Subject to performance of the collateral, we will receive all of the excess cash flows generated by the receivables transferred to Quorum under the facility (excess meaning after customary payment of fees and return of amounts invested by Quorum under the facility on a pro-rata basis as borrowers make payments on their timeshare loans).

While ownership of any timeshare receivables financed through the Quorum facility is considered transferred and sold to Quorum for legal purposes, the transfer of these timeshare receivables is accounted for as a secured borrowing.

Receivable-Backed Notes Payable Previously Reported Off-Balance-Sheet

As discussed in further detail in Note 2 above, on January 1, 2010, we consolidated seven special purpose finance entities previously reported “off-balance-sheet” and their associated receivable-backed notes payable. These entities and their associated debt were not required to be consolidated during periods prior to January 1, 2010. Historically, we have been a party to a number of securitization-type transactions, in which we sold receivables to one of our special purpose finance entities which, in turn, sold the receivables either directly to third parties or to a trust established for the transaction. These receivables were typically sold on a non-recourse basis (except for breaches of certain representations and warranties). Under these arrangements, the cash payments received from obligors on the receivables sold are generally applied monthly to pay fees to service providers, make interest and principal payments to investors, and fund required reserves, if any, with the remaining balance of such cash retained by us; however, to the extent the portfolio of receivables fails to satisfy specified performance criteria (as may occur due to an increase in default rates or loan loss severity) or other trigger events occur, the funds received from obligors are distributed on an accelerated basis to investors. Depending on the circumstances and the transaction, the application of the accelerated payment formula may be permanent or temporary until the trigger event is cured. As of December 31, 2010, we were in compliance with all applicable terms and no trigger events had occurred.

Junior Subordinated Debentures

We have formed statutory business trusts (collectively, the “Trusts”), each of which issued trust preferred securities and invested the proceeds thereof in our junior subordinated debentures. The Trusts are variable interest entities in which we are not the primary beneficiary as defined by ASC 810. Accordingly, we do not consolidate the operations of the Trusts; instead, the Trusts are accounted for under the equity method of accounting. In each of these transactions, the applicable Trust issued trust preferred securities as part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933. The applicable Trust then used the proceeds from issuing the trust preferred securities to purchase an identical amount of junior subordinated debentures from us. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the same interest rate. Distributions on the trust preferred securities are cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable in whole or in part at the Company’s option at any time after five years from the issue date or sooner following certain specified events. In addition, we made an initial equity contribution to each Trust in exchange for its common securities, all of which are owned by us, and those proceeds were also used to purchase an identical amount of junior subordinated debentures from us. The terms of each Trust’s common securities are nearly identical to the trust preferred securities.

We had the following junior subordinated debentures outstanding at December 31, 2009 and 2010 (dollars in thousands):

Trust	Outstanding Amount of Junior Subordinated Debentures	Initial Equity In Trust (3)	Issue Date	Fixed Interest Rate (1)	Variable Interest Rate (2)	Beginning Optional Redemption Date	Maturity Date
BST I	$23,196	$696	3/15/05	(4)	3-month LIBOR + 4.90% (5.20% as of 12/31/10)	3/30/10	3/30/35
BST II	25,774	774	5/04/05	(5)	3-month LIBOR + 4.85% (5.15% as of 12/31/10)	7/30/10	7/30/35
BST III	10,310	310	5/10/05	(5)	3-month LIBOR + 4.85% (5.15% as of 12/31/10)	7/30/10	7/30/35
BST IV	15,464	464	4/24/06	10.130%	3-month LIBOR + 4.85%	6/30/11	6/30/36
BST V	15,464	464	7/21/06	10.280%	3-month LIBOR + 4.85%	9/30/11	9/30/36
BST VI	20,619	619	2/26/07	9.842%	3-month LIBOR + 4.80%	4/30/12	4/30/37
	$110,827	$3,327

(1)	Both the trust preferred securities and junior subordinated debentures bear interest at a fixed interest rate from the issue date through the beginning optional redemption date.

(2)	Both the trust preferred securities and junior subordinated debentures bear interest at a variable interest rate from the beginning optional redemption date through the maturity date.

(3)	Initial equity in trust is recorded as part of other assets in our consolidated balance sheets.

(4)

On March 30, 2010, the interest rates on the securities issued by Bluegreen Statutory Trust (“BST”) I contractually changed from a fixed-rate of 9.160% to a variable rate equal to the 3-month LIBOR + 4.90% (5.20% as of December 31, 2010).

(5)

On July 30, 2010, the interest rate on the securities issued by BST II and BST III contractually changed from a fixed- rate of 9.158% and 9.193%, respectively, to a variable rate equal to the 3-month LIBOR + 4.85% (5.15% as of December 31, 2010).

10. Fair Value of Financial Instruments

We used the following methods and assumptions in estimating the fair values of our financial instruments:

Unrestricted cash and cash equivalents. The amounts reported in our consolidated balance sheets for cash and cash equivalents approximate fair value.

Restricted cash. The amounts reported in our consolidated balance sheets for restricted cash approximate fair value.

Contracts receivable. The amounts reported in our consolidated balance sheets for contracts receivable approximate fair value. The majority of our contracts receivable relate to unclosed homesite sales and are non-interest bearing and generally convert into cash within thirty to forty-five days.

Notes receivable. The fair values of our notes receivable are based on estimated future cash flows considering contractual payments and estimates of prepayments and defaults, discounted at a market rate.

Lines-of-credit, notes payable, and receivable-backed notes payable. The amounts reported in our consolidated balance sheets approximate fair value for indebtedness that provides for variable interest rates. The fair value of our fixed-rate, non-recourse receivable-backed notes payable was determined by discounting the net cash outflows estimated to be used to repay the debt. These obligations are to be satisfied using the proceeds from the loans that secure these obligations and are non-recourse to the Company.

Junior subordinated debentures. The fair values of our junior subordinated debentures were based on the discounted value of contractual cash flows at a market discount rate or based on market price quotes from the over-the-counter bond market.

The carrying amounts and estimated fair value of our financial instruments are as follows (in thousands):

	As of December 31, 2009		As of December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Unrestricted cash and cash equivalents	$70,491	$70,491	$72,085	$72,085
Restricted cash	23,908	23,908	53,922	53,922
Contracts Receivable	4,826	4,826	1,843	1,843
Notes receivable, net	309,307	279,208	568,985	619,000
Retained interests in notes receivable sold	78,313	78,313	—	—
Lines-of-credit, notes payable, and receivable-backed notes payable	428,609	428,609	714,051	702,274
Junior subordinated debentures	$110,827	$60,522	$110,827	$68,100

11. Common Stock and Stock Option Plans

Bluegreen Corporation 2008 Stock Incentive Plan

The 2008 Stock Incentive Plan (referred to within this Note 11 as the “Plan”) provides for the issuance of restricted stock awards and for the grant of options to purchase shares of our common stock. Any shares subject to stock awards or option grants under the plan which expire or are terminated, forfeited, or canceled without having been exercised or vested in full are available for further grant under the Plan. During 2009, the Plan was amended to, among other things, increase the aggregate number of shares available for grant under the Plan from 4 million shares to 10 million shares. As of December 31, 2010, 7.9 million shares were available for grant under the Plan.

Share-Based Compensation

Under the Plan, options and shares of restricted stock can be granted with various vesting periods. All of the options granted generally expire ten years from the date of grant, subject to alternative expiration dates under certain circumstances for non-employee director grants. Our options are granted at exercise prices that either equal or exceed the quoted market price of our common stock at the respective dates of grant.

Options and restricted stock granted to employees generally vest 100% on the five-year anniversary of the date of grant. Options granted to non-employee directors generally vest immediately upon grant, while restricted stock granted to non-employee directors generally vests pro-rata on a monthly basis over a one year period from the date of grant. Certain restricted stock granted during 2008 to employees and our Chairman and Vice Chairman are scheduled to vest on the five-year anniversary of the date of grant, subject to accelerated vesting pursuant to change in control provisions included in the terms of the award agreements.

The following table lists relevant information pertaining to our grants of stock options and restricted stock (in thousands):

For the Year Ended December 31, 2008	Stock Option Awards		Restricted Stock Awards
	Quantity	Grant Date Fair Value	Quantity	Grant Date Fair Value

Directors	295	$937	184	$1,246
Employees	777	2,518	1,184	9,208
Total	1,072	$3,455	1,368	$10,454

For the Year Ended December 31, 2009	Stock Option Awards		Restricted Stock Awards
	Quantity	Grant Date Fair Value	Quantity	Grant Date Fair Value

Directors	120	$221	92	$255
Employees	—	—	—	—
Total	120	$221	92	$255

There were no grants of restricted stock or stock options during 2010.

Total stock-based compensation expense for non-employee directors and employees during the years ended December 31, 2008, 2009, and 2010 was $4.4 million, $4.4 million and $2.6 million, respectively. The following table sets forth certain information related to our estimated unrecognized compensation for our stock-based awards as of December 31, 2010:

	Weighted Average Remaining Recognition	Unrecognized Compensation
	(in years)	(000’s)

Stock Option Awards	1.9	$1,873
Restricted Stock Awards	2.2	$4,687

Changes in our stock option plans are presented below:

	Outstanding Options	Weighted Average Exercise Price Per Share	Number of Shares Exercisable	Aggregate Intrinsic Value
	(000’s)		(000’s)
Balance at December 31, 2008	2,710	$9.91	871	$32,100

Granted	120	$2.75
Forfeited	(1)	$3.48
Expired	(34)	$7.35

Exercised	—	$—
Balance at December 31, 2009	2,795	$9.64	956	$7,250

Granted	—	$—
Forfeited	(78)	$12.88
Expired	—	$—
Exercised	—	$—
Balance at December 31, 2010	2,717	$9.53	1,310	$91,396

During the years ended December 31, 2008, 2009 and 2010, the grant-date fair value of stock options that vested was approximately $0.9 million, $0.2 million, and $4.0 million, respectively. The aggregate intrinsic value of our stock options outstanding and exercisable was less than $0.1 million as of December 31, 2009 and 2010. The total intrinsic value of our stock options exercised during 2008 was $0.2 million. No stock options were exercised during 2009 and 2010.

The weighted-average exercise prices and weighted-average remaining contractual lives of our outstanding stock options at December 31, 2010 (grouped by range of exercise prices) were:

	Number of Options	Number of Vested Options	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Weigted- Average Exercise Price (Vested Only)
	(In 000’s)	(In 000’s)	(In years)

$2.11 - $3.00	155	155	6.7	$2.63	$2.63
$3.01 - $4.52	378	378	1.8	$3.46	$3.46
$4.53 - $6.79	168	168	4.3	$5.92	$5.92
$6.80 - $10.20	937	—	5.3	$7.65	$—
$10.21 - $15.31	584	114	5.7	$11.94	$11.47
$15.32 - $18.36	495	495	4.6	$18.27	$18.27
	2,717	1,310	4.8	$9.53	$9.98

A summary of the status of the Company’s unvested restricted stock awards and activity during the years ended December 31, 2009 and 2010 are as follows:

Non-vested Restricted Shares	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
	(In 000’s)

Unvested at January 1, 2009	1,417	$8.14
Granted	92	$2.75
Vested	(63)	$4.04
Forfeited	(20)	$10.14
Unvested at December 31, 2009	1,426	$7.94

Granted	—	$—
Vested	(54)	$2.75
Forfeited	(45)	$8.28
Unvested at December 31, 2010	1,327	$8.14

Shareholders’ Rights Plan

On July 27, 2006, the Board of Directors authorized the adoption of the rights agreement (the “Rights Agreement”) and declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock. The Board of Directors authorized the adoption of the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, the Rights Agreement imposes a significant penalty upon any person or group which acquires beneficial ownership of 10% or more of the Company’s outstanding common stock without the prior approval of the Board of Directors. Excluded from the operation of the Rights Agreement are the Company, its subsidiaries, employee benefit plans or any of its subsidiaries and any entity holding common stock for or pursuant to the terms of any such employee benefit plan, as well as BFC Financial Corporation and its affiliates, successors and assigns.

12. Commitments and Contingencies

At December 31, 2010, the estimated cost to satisfy our development obligations in subdivisions or resorts at which homesites or VOIs have been sold totaled approximately $11.0 million. The timing of development spending is contingent on our development plans and the strategic alternatives related to our Bluegreen Communities division.

In 2006, we entered into a separation agreement with our former CEO, George Donovan. Under the terms of this agreement, Mr. Donovan will be paid a total of $3.0 million over a seven year period in exchange for his services to be provided on an as needed basis. As of December 31, 2010, the remaining amount due to Mr. Donovan was $0.9 million, the present value of which is recorded as a liability on our consolidated balance sheet.

Rent expense, including rent expense related to our discontinued operations, for the years ended December 31, 2008, 2009, and 2010 totaled approximately $14.7 million, $12.9 million and $11.9 million, respectively. Lease commitments under these and our various other noncancelable operating leases for each of the five years subsequent to December 31, 2010 and thereafter are as follows (in thousands, inclusive of terminated leases as a result of our 2008 restructuring described below in Note 17):

2011	$9,379
2012	7,669
2013	5,317
2014	4,955
2015	4,864
Thereafter	26,206
Total future minimum lease payments	$58,390

In the ordinary course of our business, we become subject to claims or proceedings from time to time relating to the purchase, subdivision, sale or financing of real estate. Additionally, from time to time, we become involved in disputes with existing and former employees, vendors, taxing jurisdictions and various other parties. Unless otherwise described below, we believe that these claims are routine litigation incidental to our business.

Reserves are accrued for matters in which it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. These accrual amounts as of December 31, 2010 are not material to the Company’s financial statements. The actual costs of resolving these legal claims may be substantially higher or lower than the amounts accrued for these claims.

Management is not at this time able to estimate a range of reasonably possible losses in excess of accrued amounts with respect to maters in which it is reasonably possible that a loss has been incurred. In certain matters, we are unable to estimate the loss or reasonable range of loss until additional developments in the case provide information sufficient to support an assessment of the loss or range of loss. Frequently in these matters the claims are broad and the plantiffs’ have not quantified or factually supported the claim.

We believe that liabilities arising from litigation and regulatory matters, discussed below, in excess of the amounts currently accrued, if any, will not have a material impact to the Company’s financial statements. However, due to the significant uncertainties involved in these legal matters, an adverse outcome in these matters could be material to the Company’s financial statements.

Bluegreen Resorts

In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $652,000 of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. We believe the attempt to impose such a tax is contrary to Tennessee law and have vigorously opposed, and intend to continue to vigorously oppose, such assessment by the Division. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference and no further action has to date been initiated by the State of Tennessee. While the timeshare industry has been successful in challenging the imposition of sales taxes on the use of accommodations by timeshare owners, there is no assurance that we will be successful in contesting the current assessment.

In Cause No. 2006-Ca-3374, styled Joseph M. Scheyd, Jr., P.A. vs. Bluegreen Vacations Unlimited, Inc.; Hubert A. Laird; and MSB of Destin, Inc., in the Circuit Court of the First Judicial Circuit in and for Okaloosa County, Florida, the Plaintiff as escrow agent brought an interpleader action seeking a determination as to whether we, as purchaser, or Hubert A. Laird and MSB of Destin, Inc. as seller, were entitled to the $1.4 million escrow deposit being maintained with the escrow agent pursuant to a purchase and sale contract for real property located in Destin, Florida. Both we and the seller brought cross-claims for breach of the underlying purchase and sale contract. The seller’s complaint, as amended, includes a fraud allegation, contends that we failed to perform under the terms of the purchase and sale contract and claims entitlement to the full amount in escrow. We maintain that our decision not to close on the purchase of the property was proper under the terms of the purchase and sale contract and therefore are entitled to a return of the full escrow deposit. A trial date of May 31, 2011 has been set for this matter. Bluegreen believes the seller’s allegations are without merit and intends to vigorously defend this claim.

The Office of the Attorney General for the State of Florida (the “AGSF”) has advised Bluegreen that it has accumulated a number of consumer complaints since 2005 against Bluegreen and/or its affiliates related to its timeshare sales and marketing, and has requested that Bluegreen respond on a collective basis as to how it had or would resolve the complaints. Bluegreen has determined that many of these complaints were previously addressed and/or resolved by Bluegreen. The AGSF has also requested that Bluegreen enter into a written agreement in which the parties establish a process and timeframe for determining consumer eligibility for relief (including where applicable monetary restitution). Bluegreen does not believe this matter will have a material effect on Bluegreen’s results of operations, financial condition or its sales and marketing activities in Florida.

Other Matters

In addition to the matters disclosed above, from time to time in the ordinary course of business, we receive individual consumer complaints, as well as complaints received through regulatory and consumer agencies, including Offices of State Attorney Generals. We take these matters seriously and attempt to resolve any such issues as they arise.

Bluegreen Communities

Bluegreen Southwest One, L.P. (“Southwest”), a subsidiary of Bluegreen Corporation, is the developer of the Mountain Lakes subdivision in Texas. In Cause No. 28006, styled Betty Yvon Lesley et a1. v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al., in the 266th Judicial District Court, Erath County, Texas, the plaintiffs filed a declaratory judgment action against Southwest seeking to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. The plaintiffs’ claims are based on property law, oil and gas law, contract and tort theories. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions did not prohibit the development of the plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The court further ruled that Southwest was the sole holder of the right to lease the minerals to third parties. The order granting the plaintiffs’ motion was severed into Cause No. 28769, styled Betty Yvon Lesley et a1. v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al. in the 266th Judicial District Court, Erath County, Texas. Southwest appealed the trial court’s ruling. On January 22, 2009, in Bluegreen Southwest One, L.P. et al. v. Betty Yvon Lesley et al., in the 11th Court of Appeals, Eastland, Texas, the Appellate Court reversed the trial court’s decision and ruled in Southwest’s favor and determined that all executive rights were owned by Southwest and then transferred to the individual property owners in connection with the sales of land. All property owner claims were decided in favor of Southwest. It was also decided that Southwest did not breach a fiduciary duty to the plaintiffs as an executive rights holder. On May 14, 2009, the plaintiffs filed an appeal with the Texas Supreme Court asking the Court to reverse the Appellate Court’s decision in favor of Southwest. On September 15, 2010 the Court heard oral arguments on whether to reverse or affirm the Appellate Court’s decision. No information is available as to when the Texas Supreme Court will render a decision on the appeal.

On September 14, 2009, in Cause No. 09-09-08763-CV, styled William Marshall and Patricia Marshall, et al. v Bluegreen Southwest One, L.P., Bluegreen Southwest Land, Inc., Bluegreen Corporation, Stephen Davis, and Bluegreen Communities of Texas, L.P., in the 284Th Judicial District of Montgomery County, Texas, the plaintiffs brought suit alleging fraud, negligent misrepresentation, breach of contract, and negligence with regards to the Ridgelake Shores subdivision, developed in Montgomery County, Texas, specifically, the usability of the lakes within the community for fishing and sporting and the general level of quality at the community. The lawsuit sought material damages and the payment of costs to remediate the lake. On September 10, 2010, a tentative settlement of this matter was reached, pursuant to which Bluegreen agreed to pay $0.3 million to provide for improvements to the fish habitat and general usability of the lake environment. The settlement agreement has since been fully executed and as of December 31, 2010, Bluegreen paid $0.2 million of the agreed upon settlement payment. Bluegreen has accrued the remaining $0.1 million due. Improvements to the lake are ongoing and Bluegreen will disburse the remaining funds as they are needed to complete the improvements.

On September 18, 2008, in Cause No. 2008-5U-CV-1358-WI, styled Paul A. Schwarz and Barbara S. Schwarz v. Bluegreen Communities of Georgia, LLC and Bluegreen Corporation, in the United States District Court for the Southern District of Georgia, Brunswick Division, the plaintiffs brought suit alleging fraud and misrepresentation with regards to the construction of a marina at the Sanctuary Cove subdivision located in Camden County, Georgia. The plaintiff subsequently withdrew the fraud and misrepresentation counts and filed a count alleging violation of racketeering laws. On January 25, 2010, the plaintiffs filed a second complaint seeking approval to proceed with the lawsuit as a class action on behalf of more than 100 persons claimed to have been harmed by the alleged activities in a similar manner. We have filed a response with the Court in opposition to class certification. No decision has yet been made by the Court as to whether they will certify a class. We deny the allegations and intend to vigorously defend the lawsuit.

On June 3, 2010, in Cause No. 16-2009-CA-008028, styled Community Cable Service, LLC v. Bluegreen Communities of Georgia, LLC and Sanctuary Cove at St. Andrews Sound Community Association, Inc., a/k/a Sanctuary Cove Home Developers Association, Inc., in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida, the plaintiffs filed suit alleging breach by Bluegreen Communities of Georgia and the community association of a bulk cable TV services contract at Bluegreen’s Sanctuary Cove single family residential community being developed in Waverly, Georgia. In its complaint, the plaintiffs alleged that approximately $0.2 million in unpaid bulk cable fees are due from the defendants, and that the non-payment of fees will continue to accrue on a monthly basis. Bluegreen and the community association allege incomplete performance under the contract by the plaintiffs and that the cable system installed was inferior and did not comply with the requirements of the contract. The case went to mediation on September 20, 2010, but no resolution was reached. A trial date has been set for May 5, 2011 in this matter. We intend to vigorously defend the lawsuit.

Other Matters

In the ordinary course of our business, we become subject to claims or proceedings from time to time relating to the purchase, subdivision, sale or financing of real estate. Additionally, from time to time, we become involved in disputes with existing and former employees, vendors, taxing jurisdictions and various other parties.

13. Income Taxes

Our provision for income taxes attributable to continuing operations consists of the following (in thousands):

	For the Year Ended
	December 31, 2008	December 31, 2009	December 31, 2010
	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)

Federal:
Current	$1,734	$2,314	$8,487
Deferred	364	2,665	(7,146)
	$2,098	$4,979	$1,341

State and Other:
Current	$777	$56	$1,936
Deferred	(1,624)	989	(538)
	(847)	1,045	1,398
Total	$1,251	$6,024	$2,739

The reasons for the difference between our provision for income taxes and the amount that results from applying the federal statutory tax rate to income from continuing operations before provision for income taxes are as follows (in thousands):

	For the Year Ended
	December 31, 2008	December 31, 2009	December 31, 2010
	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)

Income tax expense at statutory rate	$1,334	$9,131	$1,800
Effect of state taxes, net of federal tax benefit	153	37	1,259
Effect of state rate changes on net deferred liabilities	(1,780)	1,676	538
Change in valuation allowance	699	(688)	(1,075)
Non-deductible items	858	(4,130)	219
Other	(13)	(2)	(2)
Total	$1,251	$6,024	$2,739

Our deferred income taxes consist of the following components (in thousands):

	As of
	December 31, 2009	December 31, 2010

Deferred federal and state tax liabilities (assets):
Installment sales treatment VOI of notes receivable	$224,941	$213,154
Deferred federal and state loss carryforwards/AMT credits (net of valuation allowance of $3.2 million and $2.6 million as of December 31, 2009 and 2010, respectively)	(134,295)	(107,106)
Book over tax carrying value of retained interests in notes	30,392	0
Book reserves for loan losses and inventory	(23,502)	(78,196)
Tax over (under) book depreciation	391	(43)
Unrealized losses on retained interests in notes receivable sold (see Note 4)	(358)	0
Deferral of VOI sales and costs under timeshare accounting	4,618	12,185
Deferred rent	(2,202)	(2,719)
Restructuring	(665)	(281)
Accrued contingencies	(2,996)	(1,646)
Goodwill	(1,926)	(1,757)
Stock-based compensation	(4,175)	(5,112)
Other	(2,426)	(2,874)
Deferred income taxes	$87,797	$25,605

Total deferred federal and state tax liabilities	$260,342	$225,339
Total deferred federal and state tax assets	(172,545)	(199,734)
Deferred income taxes	$87,797	$25,605

As of December 31, 2010, we had federal net operating loss carryforwards related to continuing operations of approximately $150.4 million, which expire at various periods from 2022 through 2029, and alternative minimum tax credit carryforwards related to continuing operations of approximately $38.0 million, which never expire. Additionally, as of December 31, 2010, we have state operating loss carryforwards of approximately $460.7 million, which expire from 2012 through 2030.

Internal Revenue Code Section 382 addresses limitations on the use of net operating loss carryforwards following a change in ownership, as defined in Section 382. We do not believe that any such ownership change occurred during 2009 or 2010. If our interpretation were found to be incorrect, there would be significant limitations placed on these carryforwards which would result in an increase in the Company’s tax liability and a reduction of its net income.

We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With certain exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

We evaluate our tax positions based upon guidelines of ASC 740-10, Income Tax, which clarifies the accounting for uncertainty in tax positions. Based on an evaluation of uncertain tax provisions, we are required to measure tax benefits based on the largest amount of benefit that is greater than 50% likely of being realized upon settlement. In accordance with our accounting policy, we recognize interest and penalties related to unrecognized taxes as a component of general and administrative expenses.

In May 2009, we received a notice from the North Carolina Department of Revenue informing us of its proposal to assess us for taxes, interest, and penalties related to our corporate income tax returns for fiscal years 2004, 2005, and 2006. In March 2010, we paid interest totaling $0.1 million and received notice from the North Carolina Department of Revenue that the tax years 2004, 2005 and 2006 are now closed.

In April 2010, we received notice from the Internal Revenue Service that the 2008 Federal partnership return for one of our wholly-owned subsidiaries, Bluegreen Southwest One, L.P., had been selected for audit. In August 2010, we received notice from the Internal Revenue Service that this examination was completed without adjustment.

In May 2010, we received notice from the Minnesota Department of Revenue that Bluegreen Vacations Unlimited, Inc.’s Corporation Franchise Tax Returns for the years ended December 31, 2006 through 2008 were selected for audit. The audit field work has not yet been scheduled. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

In March 2011, we received notice from the Minnesota Department of Revenue that Bluegreen Corporation’s Franchise Tax Returns for the years ended December 31, 2007 through 2009 were selected for audit. The audit field work has not yet been scheduled. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

In August 2010, we received notice from the Texas Comptroller of Public Accounts that Bluegreen Corporation’s Franchise Tax Report for the year ended December 31, 2008 was selected for audit. The field work for this audit is scheduled to begin in April 2011. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

As of December 31, 2010, we did not have any significant amounts accrued for interest and penalties, and we had no significant amounts recorded for uncertain tax positions.

As described in Note 2, we recorded a one-time, non-cash pre-tax reduction to shareholders’ equity of approximately $60.7 million in conjunction with the adoption of ASU 2009-16 and 2009-17 as of January 1, 2010. That amount included a $35.0 million reduction in our net deferred income tax liability.

As discussed in Note 5, we exercised our servicer option relating to the 2002 Term Securitization to redeem all classes of notes subject to the securitization as of May 8, 2009, which resulted in a reduction to our income tax provision of $4.6 million on the Consolidated Statement of Operations for the year ended December 31, 2009.

14. Employee Retirement Savings Plan and Other Employee Matters

Our Employee Retirement Plan (the “Retirement Plan”) is an Internal Revenue Code section 401(k) Retirement Savings Plan. All U.S.-based employees at least 21 years of age with one year of employment with us and 1,000 work hours are eligible to participate in the Retirement Plan. During 2008, the Retirement Plan provided an annual employer discretionary matching contribution and a fixed-rate employer matching contribution equal to 100% of the first 3% of a participant’s contribution with an annual limit of $1,500 per participant. During 2008, we recognized expenses for our contributions to the Retirement Plan of approximately $1.3 million. Subsequent to December 31, 2008, the fixed-rate employer matching contribution was amended and replaced with a discretionary match for the 2009 and 2010 plan years. We did not make any contributions in 2009 or 2010.

Five of our employees in New Jersey are employed subject to the terms of collective bargaining agreements. These employees comprise less than 1% of our total workforce.

15. Geographic Information

Sales of VOI by geographic area are as follows (in thousands):

	Year Ended December 31,
	2008	2009	2010
	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)

United States	$420,480	$196,294	$121,389
Aruba	7,530	5,461	4,376
Total	$428,010	$201,755	$125,765

Assets by geographic area are as follows (in thousands):

	As of December 31,
	2009	2010

United States	$1,123,841	$1,251,977
Aruba	7,424	3,955
Total assets	$1,131,265	$1,255,932

16. Discontinued Operations

As described in Note 1, subsequent to the filing of our Annual Report, our Board of Directors made a determination to seek to sell Bluegreen Communities, or all or substantially all of its assets. As a consequence, it was determined that Bluegreen Communities, which had previously been presented as a separate reporting segment, met the criteria for classification as a discontinued operation and the majority of Bluegreen Communities assets met the criteria for classification as “assets held for sale.”

Assets held for sale consisted of the following as of December 31, 2009 and 2010 (in thousands):

	As of December 31,
	2009	2010
	As Adjusted (Note 1)	As Adjusted (Note 1)

Inventory	$145,447	$82,193
Property and equipment, net	6,153	5,576
Assets held for sale	$151,600	$87,769

Below are the results of discontinued operations for the years ended December 31, 2008, 2009 and 2010 (in thousands):

	For the Year Ended December 31,
	2008	2009	2010
	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)

Revenues of discontinued operations	$57,729	$25,447	$13,447
Cost of discontinued operations	(61,291)	(47,226)	(80,533)
Loss on the disposal of golf courses	—	(10,544)	—
Interest expense	—	(3,934)	(4,250)
Loss from discontinued operations before benefit for income taxes	(3,562)	(36,257)	(71,336)
Benefit for income taxes	485	12,621	24,966
Loss from discontinued operations, net	$(3,077)	$(23,636)	$(46,370)

As a result of our continued low volume of sales, reduced prices, and the impact of reduced sales on the forecasted sell-out period of our communities projects, we recorded non-cash charges (included in cost of discontinued operations) of approximately $13.2 million and $19.6 million during the years ended December 31, 2009 and 2010, respectively, to write-down the carrying amount of our completed Bluegreen Communities’ properties to their estimated fair value less costs to sell.

In addition, we review our undeveloped resort and residential communities’ properties for impairment under the guidelines of ASC 360, which require that such properties be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. As of December 31, 2010, we evaluated the carrying value of our Bluegreen Communities undeveloped inventory based upon the probability weighted average cash flows at various outcomes, including the development and sale of such inventory as retail homesites. In connection with this analysis, we recorded an impairment charge (included in cost of discontinued operations) of $35.0 million to write down the carrying amount of certain undeveloped phases in several of Bluegreen Communities’ properties to fair value, as we determined that the carrying amounts of these homesites would not be recovered by estimated future cash flows.

We estimated the fair value of the underlying properties based on either the prices of comparable properties or our analysis of their estimated future cash flows (Level 3 inputs), discounted at rates commensurate with the risk inherent in the property. We estimated future cash flows based upon our expectations of performance given current and projected forecasts of the economy and real estate markets in general.

On December 30, 2009, we sold four of our golf courses located in North Carolina and Virginia for an aggregate purchase price of approximately $9.8 million. In connection with these sales, we recognized a pre-tax loss on disposal of approximately $10.5 million.

Also, included in results of discontinued operations in each of the periods presented is interest expense primarily on the H4BG Communities Facility as certain of the assets classified as available for sale serve as collateral under this facility. Under the terms of the facility, the entire amount of the debt outstanding under the facility ($30.8 million as of December 31, 2010), and a $2.0 million deferred fee, would be required to be repaid upon the sale of the respective assets.

Interest capitalized to homesite inventory during the years ended December 31, 2008 and 2009 was $4.5 million, and $0.4 million, respectively. Interest capitalized to homesite inventory during the year ended December 31, 2010 was insignificant. The interest expense reflected above is net of capitalized interest.

17. 2008 Restructuring Charges

During the fourth quarter of 2008, we implemented initiatives in Bluegreen Resorts in an attempt to significantly reduce sales, conserve cash, and conserve availability under our receivables credit facilities. Such initiatives included closing certain sales offices; significantly eliminating what we identified as lower-efficiency marketing programs; reducing overhead, including eliminating a significant number of staff positions across a variety of areas at various locations; reducing our overall capital spending; implementing our FICO® score-based underwriting program; and increasing interest rates on new sales transactions for which we provide financing.

This restructuring involved incurring costs associated with lease termination obligations, the write down of certain fixed assets, and employee severance and benefits and resulted in a charge of $15.6 million. This charge is presented as a separate line item on our Consolidated Statements of Operations, and the remaining unpaid liability as of December 31, 2009 and 2010 is included as a component of accrued liabilities on our Consolidated Balance Sheets. Restructuring costs were accounted for in accordance with ASC 420, Exit or Disposal Cost Obligations.

Activity during the year ended December 31, 2009 related to the 2008 restructuring liability, as well as our remaining liability, was as follows (in thousands):

	Liability at December 31, 2008	Charges and Other Adjustments		Cash Payments Made During 2009	Liability at December 31, 2009
Severance and benefit-related costs(1)	$3,540	$594		$4,134	$—
Lease termination obligations(2)(3)	4,079	(556	)(4)	1,803	1,720
Other	349	(134)		215	—
Total restructuring	$7,968	$(96)		$6,152	$1,720

(1)	Includes severance payments made to employees, payroll taxes and other benefit-related costs in connection with the termination of approximately 2,200 employees.

(2)

Includes costs associated with non-cancelable property and equipment leases that we ceased to use, as well as termination fees related to the cancellation of certain contractual lease obligations. Included in this amount are future minimum lease payments in excess of estimated sublease income, fees and expenses.

(3)	Continuing lease obligations will be paid monthly through November 2012.

(4)	During 2009, we successfully terminated certain of our lease obligations, resulting in a reduction of liability of $0.7 million.

During 2010, in connection with our 2008 restructuring obligations, we made cash payments of $1.0 million, all of which related to our lease termination obligations. As of December 31, 2010, our remaining 2008 restructuring liability related entirely to lease termination obligations and was $0.7 million.

18. Related Party Transactions

BFC Financial Corporation (“BFC”) beneficially owns approximately 52% of our common stock. In addition, Alan B. Levan and John E. Abdo, our Chairman and Vice Chairman, respectively, serve as Chairman, Chief Executive Officer and President of BFC and Vice Chairman of BFC, respectively, and may be deemed to control BFC by virtue of their ownership position in BFC.

During 2009 and 2010, we paid approximately $0.5 million and $1.3 million, respectively, to Snapper Creek Equity Management, LLC, a subsidiary of BFC, for a variety of management advisory services. Additionally, during 2009 and 2010, we reimbursed BFC and its Woodbridge Holdings subsidiary, approximately $2.4 million and $1.4 million, respectively, for certain expenses incurred in assisting us in our efforts to explore potential additional sources of liquidity. During 2008, 2009 and 2010, we also paid BFC Shared Services Corporation and Risk Management Services, LLC, both subsidiaries of BFC, a total of approximately $0.4 million, $0.5 million and $0.4 million, respectively, in consideration for their provision of risk management and other administrative services.

Beginning in 2009, we entered into a land lease with Benihana Inc. (“Benihana”), which constructed and operates a restaurant at one of our resort properties. During each of 2009 and 2010, we received lease payments from Benihana of approximately $0.1 million. BFC holds a significant investment in Benihana, and Alan B. Levan, our Chairman, and John E. Abdo, our Vice Chairman, serve on Benihana’s Board of Directors.

19. Subsequent Events

In February 2011, the Bluegreen/Big Cedar Joint Venture, in which we own a 51% interest, made a cash distribution of its operating proceeds to us and its other member. The distribution totaled $7.4 million and was allocated between us and its other member based on our and the other member’s respective distribution percentages, resulting in a $3.8 million distribution to us and a $3.6 million distribution to the other member.

20. Quarterly Financial Information (Unaudited)

A summary of the quarterly financial information for the years ended December 31, 2009 and 2010 is presented below (in thousands, except per share information):

	For the Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)
Sales of VOIs	$43,520	$51,977	$64,977	$41,281
Gross profit	32,305	33,534	42,740	26,587
Income from continuing operations attributable to Bluegreen Corporation	4,858	8,346	6,812	48
Loss from discontinued operations, net of income taxes	(1,305)	(1,532)	(2,879)	(17,920	)(1)
Net income (loss)	4,739	8,364	6,580	(15,783	)(1)
Net income (loss) attributable to Bluegreen Corporation	$3,553	$6,814	$3,933	$(17,872	)(1)

Income (loss) attributable to Bluegreen Corporation per common share:
Diluted earnings per share from continuing operations attributable to Bluegreen shareholders	$0.16	$0.27	$0.22	$0.00
Diluted loss per share for discontinued operations	(0.04)	(0.05)	(0.09)	(0.58)
Diluted earnings (loss) per share attributable to Bluegreen shareholders	$0.11	$0.22	$0.13	$(0.57)

	For the Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)	As Adjusted (Note 1)
Sales of VOIs (2)	$22,573	$48,183	$39,318	$15,691
Gross profit (2)	16,485	35,837	25,622	18,806
(Loss) income from continuing operations attributable to Bluegreen Corporation (2)	(2,915)	8,206	(578)	(2,309)
Loss from discontinued operations, net of income taxes (3)	(4,942)	(3,897)	(16,130)	(21,401)
Net (loss) income (3)	(6,318)	5,678	(13,519)	(21,713)
Net (loss) income attributable to Bluegreen Corporation (3)	$(7,857)	$4,309	$(16,708)	$(23,710)

(Loss) income attributable to Bluegreen Corporation per common share:
Diluted (loss) earnings per share from continuing operations attributable to Bluegreen shareholders	$(0.09)	$0.26	$(0.02)	$(0.07)
Diluted loss per share for discontinued operations	(0.16)	(0.12)	(0.52)	(0.69)
Diluted (loss) earnings per share attributable to Bluegreen shareholders	$(0.25)	$0.14	$(0.54)	$(0.76)

(1)

Amounts presented for the quarter ended December 31, 2009 reflect a charge of $10.9 million to adjust the carrying amount of inventory to fair value, less cost to sell, on certain of our Bluegreen Communities real estate developments.

(2)

Sales of VOIs for the quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, reflect charges of $10.7 million, $2.5 million, $24.5 million and $32.0 million, respectively to increase our allowance for uncollectible notes receivable on notes generated prior to December 15, 2008, the date on which we implemented our FICO® score-based underwriting standards.

(3)

Amounts presented for the quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 reflect charges of $5.3 million, $0.3 million, $20.8 million and $28.2 million, respectively, to adjust the carrying amount of inventory to fair value, less cost to sell, on certain of our Bluegreen Communities real estate developments.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Bluegreen Corporation

We have audited the accompanying consolidated balance sheets of Bluegreen Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company changed its method of accounting for its qualified special purpose entities associated with past securitization transactions as a result of the adoption of Accounting Standards Update No. 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” and Accounting Standards Update No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” effective January 1, 2010. As discussed in Note 5, in 2009 the Company changed the method by which it evaluates its retained interests in notes receivable sold for other-than-temporary impairment.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Bluegreen Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2011 (which is not included herein) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida
March 31, 2011,
except for Notes 1, 7, 8, 13, 15, and 16, as to which the date is
December 16, 2011